Exhibit 10.9

EXECUTION COPY

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.]

AGREEMENT BETWEEN

S. C. JOHNSON & SON, INC.

AND

S. C. JOHNSON COMMERCIAL MARKETS, INC.

-i-

-ii-

SCHEDULES

Schedule 1(c)	CMI BRANDS

Schedule 1(d)-1	Certain Combination Brands (Transitional Use)

Schedule 1(d)-2	Certain Combination Brands (Ongoing Use)

Schedule 1(h)(ii)	Outlets and Points of Sale Included In CROSS-OVER CHANNELS OF TRADE, for products other than UNILEVER PRODUCTS or DIVERSEY PRODUCTS

Schedule 1(h)(iii)	Outlets and Points of Sale Included in CROSS-OVER CHANNELS OF TRADE for UNILEVER PRODUCTS

Schedule 1(h)(iv)	Outlets And Points of Sale Included in CROSS-OVER CHANNELS OF TRADE for DIVERSEY PRODUCTS

Schedule 1(j)	List of JOHNSON and DRACKETT Trademark and Service Mark Registrations by Country, Including Applicable Classes of Goods and Services

Schedule 1(m)	Licensed Brands

Schedule 1(n)	Licensed Categories

Schedule 1(p)	Patents

Schedule 1(t)	SCJ LICENSED PRODUCTS in U.S.

Schedule 1(bb)	JD HOUSE MARKS

Schedule 3(d)	Pre-Existing Third Party Agreements

Schedule 4(a)	Countries for Use of Trade Names

Schedule 4(d)	Permitted Use of Trade Name in Joint Ventures

Schedule 5(a)	Approved CMI Products and Formulas

Schedule 5(g)	CMI HOUSE MARK

Schedule 5(i)	Standards for “SC JOHNSON, A FAMILY COMPANY”

Schedule 8(a)	Guidelines

Schedule 8(e) Part I	UNILEVER PRODUCTS

Schedule 8(e) Part II	RESTRICTED UNILEVER PRODUCTS

Schedule 10(a)-1	Pre-Approved Contract Manufacturers

Schedule 10(a)-2	Contract Manufacturing Agreement

Schedule 11(f)	Form of Sublicense Agreement

Schedule 14(a)	Graphics STANDARDS

Schedule 18(u)	DIVERSEY TRADEMARK License Agreement

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AGREEMENT BETWEEN
S. C. JOHNSON & SON, INC.
AND
S. C. JOHNSON COMMERCIAL MARKETS, INC.

THIS AGREEMENT (the “Agreement”) effective as of the 3rd day of May 2002, by and between S. C. JOHNSON & SON, INC. of Racine, Wisconsin, United States of America, a Wisconsin corporation (hereinafter called “SCJ”), and S. C. JOHNSON COMMERCIAL MARKETS, INC. of Sturtevant, Wisconsin, United States of America, a Delaware corporation (hereinafter called “CMI”).

WHEREAS, SCJ has been engaged for many years, initially itself and subsequently through various of its subsidiaries, in the development, manufacture and sale of a wide range of products, equipment and services (collectively “products”) for the institutional, industrial and commercial channels of trade, and owns or controls certain valuable secret formulae, processes, manufacturing technology, package designs, models, plans, systems, procedures, specifications and other technical information pertaining to the manufacturing, packaging, marketing and use of such products, and is the owner of certain valuable patent and trademark rights relating to such products, including certain corporate and trade names;

WHEREAS, SCJ and CMI were parties to that certain License Agreement and that certain Brand License Agreement, each dated June 28, 1997 (the “1997 Agreements”), which were terminated effective July 3, 1999 and superseded in their entirety by that certain Agreement dated July 3, 1999, which was terminated effective November 9, 2001, and which in turn was superseded in its entirety by that certain Agreement dated November 9, 2001 (collectively with the 1997 Agreements, the “Prior Agreements”), which is hereby terminated as of the date hereof and which is hereby superseded in its entirety by this Agreement;

WHEREAS, following termination of the Prior Agreements, CMI desires the authority to manufacture, have manufactured for it, distribute, sell and provide such products only in the INDUSTRIAL CHANNELS OF TRADE and CROSS-OVER CHANNELS OF TRADE (each as defined herein), and also desires licenses to utilize the intellectual property of SCJ in connection therewith;

WHEREAS, SCJ desires to maximize the value of its intellectual property rights in the industrial, commercial and institutional channels of trade and is, therefore, willing to grant such authority and licenses to CMI; and

WHEREAS, CMI intends to acquire the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME (each as defined herein) in connection with CMI’s acquisition of the DiverseyLever business; and, it is intended that one or more JD HOUSE MARKS and JD TRADE NAMES (each as defined herein) will be created solely for the use of CMI and its sublicensees (and not for use by SCJ except as a licensor), that SCJ will own such JD HOUSE

MARKS and JD TRADE NAMES and that SCJ will license such JD HOUSE MARKS and JD TRADE NAMES to CMI pursuant to this Agreement; and, to the extent necessary to accomplish these objectives, CMI will license the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME to SCJ but only to the extent necessary to permit SCJ to register and license the JD TRADE MARK and the JD TRADE NAME to CMI pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  DEFINITIONS.    As used in this Agreement, the terms:

(a)  AFFILIATE shall mean, with respect to SCJ, CMI, NEWCO and HOLDCO, any entity controlling or controlled by any such named person, where control means the power to direct the management and policies of a party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and with respect to any other third person it shall mean any entity controlling, controlled by, or under common control with such person. For the purposes of this Agreement, SCJ and its subsidiaries shall not be considered an AFFILIATE of CMI, NEWCO or HOLDCO or any of their subsidiaries.

(b)  CHANGE OF CONTROL shall mean, with respect to HOLDCO, NEWCO or CMI, the occurrence of any event or the existence of any circumstance as a result of which (or immediately after which) the EXEMPT PERSONS no longer have beneficial ownership, either directly or indirectly through SCJ, HOLDCO or NEWCO, of at least a majority of the then outstanding voting securities of HOLDCO, NEWCO or CMI, as applicable, entitled to vote generally in the election of directors. Such voting securities do not include HOLDCO Class B Stock or HOLDCO Class C Stock. Notwithstanding the foregoing, following the occurrence of a TRIGGERING EVENT, the definition of CHANGE OF CONTROL in this Agreement shall automatically be amended and restated in its entirety to mean, (i) if such TRIGGERING EVENT was a CHANGE OF CONTROL, with respect to the applicable entity or entities that underwent such CHANGE OF CONTROL, or (ii) if such TRIGGERING EVENT was an assignment, transfer or other delegation, with respect to the applicable assignee, transferee or delegatee, the occurrence of any event or the existence of any circumstance as a result of which (or immediately after which) the then-current direct or indirect majority shareholders of such entity or entities or of such assignee, transferee or delegatee, as the case may be, no longer has beneficial ownership, either directly or indirectly, of at least a majority of the then outstanding voting securities of such entity or entities or of such assignee, transferee or delegatee, as the case may be, entitled to vote generally in the election of directors.

(c)  CMI BRANDS shall mean those trademarks and service marks owned, controlled, or used by CMI (other than COMMERCIAL MARKS), including but not limited to any such trademarks and service marks used by CMI under any license, agency or distribution agreement or arrangement, as well as the Design Marks attached on Schedule 1(c) (“CMI Design Mark”) and including the product brands of the DIVERSEY PRODUCTS. Upon the written approval of SCJ, CMI may create one or more design marks relating to the JD HOUSE MARK, and such approved design marks shall thereafter be included on Schedule 1(c) attached hereto. As between CMI and SCJ, such approved CMI DESIGN MARKS shall be owned by CMI.

(d)  COMBINATION BRANDS shall mean those trademarks owned by SCJ which are listed on Schedule 1(d)-1 and Schedule 1(d)-2 (which schedules shall be updated by SCJ on a periodic basis throughout the term of this Agreement).

(e)  COMMERCIAL MARKS shall mean, collectively, the LICENSED BRANDS, the HOUSE MARKS, the TRADE NAMES and the COMBINATION BRANDS.

(f)  CONDUCT DEEMED DETRIMENTAL shall mean actions by HOLDCO, NEWCO or CMI or its sublicensees which are deemed by the Board of Directors of SCJ to be detrimental to the best interests of SCJ or the goodwill of any HOUSE MARK and/or TRADE NAME.

(g)  CONSUMER PRODUCTS shall mean products for residential use now or in the future which consumers can buy from, for example, food, drug, mass merchandise, hardware, retail, discount and wholesale points of sale.

(h)  CROSS-OVER CHANNELS OF TRADE shall mean only those points of sale which actively market, promote and sell both CONSUMER PRODUCTS to consumers and INDUSTRIAL PRODUCTS to industrial, commercial and institutional end users, except that notwithstanding the foregoing, SCJ and CMI specifically agree that:

(i)  food, drug and mass merchandise points of sale are excluded from the scope of this defined term; provided, however, that the parties understand and agree that purchases by food, drug and mass merchandise points of sale for their own internal consumption, and not for resale, shall constitute purchases by commercial end users in INDUSTRIAL CHANNELS OF TRADE;

(ii)  only those points of sale listed on Schedule 1(h)(ii) qualify, and are agreed to be within the scope of this defined term, with respect to products other than UNILEVER PRODUCTS or DIVERSEY PRODUCTS;

(iii)  within thirty (30) days following the CLOSING, CMI shall provide SCJ with a list of all accounts (by country) outside of the INDUSTRIAL CHANNELS OF TRADE to which UNILEVER PRODUCTS are being sold as of the CLOSING and those points of sale (which shall each be listed on Schedule 1(h)(iii) but which thereafter shall be removed from this document and, with respect to SCJ, copies of such Schedule 1(h)(iii) shall be retained in accordance with that certain confidentiality agreement dated March 28, 2002 between SCJ and CMI (the “Confidentiality Agreement”)) shall qualify, and are agreed to be within the scope of this defined term, with respect to UNILEVER PRODUCTS (“UNILEVER CROSS-OVER CHANNELS OF TRADE”) and, notwithstanding anything in this Agreement to the contrary but subject to certain of such points of sale being recategorized as APPROVED CASH AND CARRY ACCOUNTS in accordance with the procedures set forth in Section 1(kk), for a period of five years from CLOSING, such Schedule 1(h)(iii) shall not be amended to delete any point of sale;

(iv)  only those points of sale listed on Schedule 1(h)(iv) qualify, and are agreed to be within the scope of this defined term, with respect to DIVERSEY PRODUCTS (“DIVERSEY CROSS-OVER CHANNELS OF TRADE”);

(v)  notwithstanding Sections 1(h)(ii), 1(h)(iii) and 1(h)(iv), and subject to the time limitations in Sections 8(c) and 8(e) hereof, (A) those points of sale listed on Schedule 1(h)(ii) shall not qualify to be within the scope of this defined term with respect to the marketing, promotion or sale of any product (other than SCJ LICENSED PRODUCTS) bearing a HOUSE MARK, TRADE NAME, COMBINATION BRAND, or CMI BRAND including without limitation the CMI Design Mark, (B) those points of sale listed on Schedule 1(h)(iii) shall not qualify to be within the scope of this defined term with respect to the marketing, promotion or sale of any UNILEVER PRODUCT, and (C) those points of sale listed on Schedule 1(h)(iv) shall not qualify to be within the scope of this defined term with respect to the marketing, promotion or sale of any DIVERSEY PRODUCT, in each case which both (x) has a comparable product benefit to any SCJ CONSUMER PRODUCT marketed by SCJ to any points of sale listed on Schedule 1(h)(ii), 1(h)(iii) or 1(h)(iv), respectively, now or in the future, as determined on a country by country basis and (y) is substitutable (due to a lack of meaningful difference with respect to any product benefits or size) for any SCJ CONSUMER PRODUCT marketed by SCJ to any points of sale listed on Schedule 1(h)(ii), 1(h)(iii) or 1(h)(iv), respectively, now or in the future, as determined on a country by country basis (“CMI RESTRICTED PRODUCTS,” “UNILEVER RESTRICTED PRODUCTS” and “DIVERSEY RESTRICTED PRODUCTS,” respectively, and, collectively, “RESTRICTED PRODUCTS”). Notwithstanding the foregoing or anything in this Agreement to the contrary (but subject to Section 8(e)), with respect to UNILEVER PRODUCTS, (A) all general purpose cleaners distributed by CMI for UNILEVER shall be deemed to meet the criteria of subsections (x) and (y) hereof and shall constitute RESTRICTED PRODUCTS under this Agreement, (B) the UNILEVER PRODUCTS bearing the marks and for sale in the product categories listed on Schedule 8(e) Part I shall not constitute RESTRICTED PRODUCTS as of the CLOSING, (C) the UNILEVER PRODUCTS bearing the marks and for sale in the product categories listed on Schedule 8(e) Part II shall constitute RESTRICTED PRODUCTS as of the CLOSING, and (D) within thirty (30) days following the CLOSING, CMI shall provide SCJ with a list of those UNILEVER PRODUCTS (by SKU by country) that are sold to [**] as of the CLOSING, provided that such list shall not be required to include any UNILEVER PRODUCTS which are listed on Schedule 8(e) Part I (which list shall be handled by SCJ in the same manner as Schedule 1(h)(iii)) and annually thereafter CMI shall provide to an outside accounting firm designated by SCJ that has executed a reasonable confidentiality agreement consistent with the provisions of the Confidentiality Agreement and that is reasonably acceptable to CMI, a report identifying those UNILEVER RESTRICTED PRODUCTS (by SKU by country) sold to [**] during the prior year for the purpose of enabling such accounting firm to determine whether such prior year’s sales include sales of UNILEVER RESTRICTED PRODUCTS (by SKU by country) prohibited by Section 8(e). For the avoidance of doubt, such accounting firm is authorized to provide a summary of its findings to SCJ and CMI provided that the recipients of such report are authorized to receive information of this type pursuant to the Confidentiality Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, with respect to DIVERSEY PRODUCTS, (A) within thirty (30) days following the CLOSING, CMI shall provide SCJ with a list of DIVERSEY PRODUCTS and a list of those accounts to which DIVERSEY PRODUCTS are sold as of the CLOSING, and (B) SCJ shall have until six (6) months following the CLOSING to review such list in accordance with the GUIDELINES and notify CMI as to which of such DIVERSEY PRODUCTS constitute RESTRICTED PRODUCTS and which of such accounts qualify as DIVERSEY CROSS-OVER CHANNELS OF TRADE (such accounts shall be included on Schedule 1(h)(iv)).

CMI may request an exception from SCJ to market a RESTRICTED PRODUCT in a particular account within the CROSS-OVER CHANNELS OF TRADE pursuant to Section 8(c) hereof. CMI and SCJ expressly acknowledge and agree that CMI shall stop all sales of RESTRICTED PRODUCTS, now or in the future, in accordance with the terms of Section 8(c) and Section 8(e), as applicable.

(i)  HOLDCO shall mean Commercial Markets Holdco, Inc., a Wisconsin corporation.

(j)  HOUSE MARKS shall mean JOHNSON WAX PROFESSIONAL, DRACKETT PROFESSIONAL, the JD HOUSE MARK, any CMI HOUSE MARKS (as defined in Section 5(g)), and, as specified in Section 5(i) hereof, “SC JOHNSON, A FAMILY COMPANY”, but only in those countries and in connection with those product and service classes specified on Schedule 1(j) (as updated from time to time for those additional countries and those product and service classes for which SCJ has given its written consent) for the registrations, applications for registration, and common law rights of the JOHNSON or DRACKETT marks or the JD HOUSE MARKS, as applicable.

(k)  INDUSTRIAL CHANNELS OF TRADE shall mean trade channels through which commercial formulated and sized specialty chemical products normally travel and in which such products and related services are offered for sale to commercial, industrial and institutional end users only (“INDUSTRIAL PRODUCTS”) but specifically excluding all channels through which consumers purchase CONSUMER PRODUCTS now or in the future. Among the points of sale excluded from the scope of this term are food, drug, mass merchandise, hardware, retail, discount and wholesale points of sale.

(l)  INITIAL PUBLIC OFFERING shall mean an initial public offering of CMI’s Common Stock or the Common Stock of CMI’s direct or indirect parent corporation pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, that results in the stock being listed for trading on the NASDAQ National Market or other recognized securities exchange.

(m)  LICENSED BRANDS shall mean those trademarks owned or controlled by SCJ which are listed on Schedule 1(m) (which schedule may be updated by SCJ on a periodic basis throughout the term of this Agreement) but, as to each trademark, only in the country or countries set forth on the same line as each such trademark in Schedule 1(m).

(n)  LICENSED CATEGORIES shall mean those generic product categories listed on Schedule 1(n).

(o)  LICENSED PRODUCT MATERIALS shall mean product labels and packaging, advertising and promotional materials bearing the LICENSED BRANDS.

(p)  LICENSED TECHNOLOGY shall mean the formulae, know-how, trade secrets, technology, processes, procedures and specifications furnished or approved by SCJ, including in the form of [**], and those patents and patent applications listed on Schedule 1(p) (which schedule shall be updated by SCJ on a periodic basis throughout the term of this Agreement), together with all foreign counterparts, reissues, continuations-in-part or extensions thereof.

(q)  MATERIAL INDEBTEDNESS shall mean indebtedness of CMI, NEWCO or one or more of their subsidiaries under any agreement or arrangement under which indebtedness of at least $25 Million is outstanding.

(r)  POLYMER shall mean Johnson Polymer, Inc. or any successor limited liability company pursuant to Wisconsin statutes Section 180.1161.

(s)  SCJ COMPETITOR shall mean any person or entity, from time to time, having market share within the top five in those product categories indicated with an asterisk on Schedule 1(n) in any one or more of the top fifteen countries in which SCJ does business (as determined by sales volume).

(t)  SCJ LICENSED PRODUCTS shall mean those specific products authorized by this Agreement for manufacturing, marketing and sale which bear one or more of the LICENSED BRANDS and utilizing the corresponding LICENSED TECHNOLOGY. The SCJ LICENSED PRODUCTS shall not bear any CMI BRANDS, any COMBINATION BRANDS or, effective as of January 1, 2003 or as otherwise set forth in Section 5(i), any HOUSEMARK other than “SC JOHNSON, A FAMILY COMPANY.” All SCJ LICENSED PRODUCTS in the U.S. as of the date hereof are listed on Schedule 1(t). The SCJ LICENSED PRODUCTS shall further include those additional products authorized by SCJ in writing to be included on Schedule 1(t) during the term of this Agreement, along with any other SCJ products that are included in any sublicense granted by CMI to its subsidiaries and approved by SCJ pursuant to the terms of this Agreement.

(u)  SENIOR CREDIT AGREEMENT shall mean (i) the Note Indenture as referred to in the Purchase Agreement between CMI, NEWCO, and/or HOLDCO (or any of their AFFILIATES) and UNILEVER (or any of its AFFILIATES) and (ii) one or more senior credit agreements pursuant to which CMI, NEWCO, HOLDCO, or any of their AFFILIATES grants a security interest (A) in any of the stock of CMI, NEWCO, or HOLDCO, (B) in any real estate leases with SCJ pertaining to SCJ’s Waxdale facility in Mt. Pleasant, Wisconsin and/or the rights granted thereunder, (C) in this AGREEMENT and/or the rights granted hereunder, and/or (D) in the TECHNOLOGY AGREEMENT and/or any rights granted thereunder, including in all such cases any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and, provided there is a continuing security interest in one or more of the assets or property rights described in Section 1(u)(ii) above, in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings outstanding or available to be borrowed thereunder) all or any portion of the obligations under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders. For the purpose of this definition, the grant of a security interest in a sublicense of this AGREEMENT or the TECHNOLOGY AGREEMENT by an AFFILIATE of CMI, HOLDCO or NEWCO (as sublicensee) shall not be deemed to be the grant of a security interest within the scope of Section 1(u)(ii)(C) or (D) above.

(v)  TECHNOLOGY AGREEMENT shall mean that certain Technology Disclosure and License Agreement, dated the same date hereof, between SCJ, CMI and POLYMER pursuant to which, inter alia, SCJ has granted CMI a license to continue to use all SCJ technology used as of July 3, 1999 by CMI in products sold by CMI under a CMI BRAND (other than UNILEVER PRODUCTS).

(w)  TRADE NAMES shall mean JOHNSON WAX PROFESSIONAL, JOHNSON TOTAL SOLUTIONS, DRACKETT PROFESSIONAL, JOHNSON PROFESSIONAL, and the JD TRADE NAME, and, in the U.S. only and subject to the limitations in Section 4(a), JOHNSON COMMERCIAL MARKETS and S. C. JOHNSON COMMERCIAL MARKETS.

(x)  UNILEVER shall mean UNILEVER PLC, a company established in the United Kingdom.

(y)  NEWCO shall mean Johnson Professional Holdings, Inc., a Delaware corporation, the direct parent corporation of CMI, which is also a wholly owned subsidiary of HOLDCO.

(z)  DIVERSEY PRODUCTS shall mean those certain products to be acquired by CMI or its AFFILIATES from UNILEVER or its AFFILIATES pursuant to that certain Purchase Agreement dated as of November 20, 2001, as amended by the First Amendment dated February 11, 2002, the Second Amendment dated April 5, 2002 and the Third Amendment dated May 3, 2002, whereby CMI will acquire substantially all of the DiverseyLever business (the “ASSET PURCHASE AGREEMENT”) and, for clarification, shall not include UNILEVER

PRODUCTS. CMI shall provide a list of the DIVERSEY PRODUCTS to SCJ within thirty (30) days following the CLOSING.

(aa)  CLOSING shall mean the closing of the transactions contemplated by the ASSET PURCHASE AGREEMENT.

(bb)  JD HOUSE MARK shall mean those marks contained on Schedule 1(bb) attached hereto and any mark created by CMI and approved in writing by SCJ using the mark “Johnson”, which is owned by SCJ, with the mark “Diversey”, which is owned by CMI, in any combination or variation thereof that uses the complete name “Johnson”.

(cc)  JD TRADE NAME shall mean the trade name JOHNSON DIVERSEY and any trade name created by CMI and approved in writing by SCJ using the name “Johnson”, which is owned by SCJ, with the name “Diversey”, which is owned by CMI, in any combination or variation thereof that uses the complete name “Johnson”.

(dd)  UNILEVER PRODUCTS shall mean those products to be distributed by CMI and its AFFILIATES (other than POLYMER and its subsidiaries) pursuant to an agency agreement (the “UNILEVER AGENCY AGREEMENT”), including local agency, distribution or other arrangements that are necessary or desirable for legal, tax or accounting reasons and that are entered into in individual countries pursuant to the UNILEVER AGENCY AGREEMENT, which shall not bear any LICENSED BRANDS, HOUSE MARK, TRADE NAME, or CMI DESIGN MARK, except that, notwithstanding any other restrictions in this Agreement to the contrary, such products may bear a TRADE NAME in an inconspicuous manner on their back label if and to the extent required by applicable law or regulations, provided CMI gives SCJ prior written notice of any such requirement; and, provided further, that to the extent any such products bears a TRADE NAME only as provided in this Section 1 (dd), such product shall be deemed to not be bearing a HOUSE MARK or a TRADE NAME for the purposes of this Agreement.

(ee)  DIVERSEY TRADE MARK shall mean “Diversey” used as a trade mark.

(ff)  DIVERSEY TRADE NAME shall mean “Diversey” used as a trade name.

(gg)  TRIGGERING EVENT shall mean the first to occur of: (i) a CHANGE OF CONTROL of HOLDCO, NEWCO or CMI, as set forth in Section 18(b) (which, for clarification, shall not include a transfer of an equity interest to a trustee in bankruptcy of HOLDCO, NEWCO or CMI or, on a collective basis, to lenders and creditors or a collateral agent under a SENIOR CREDIT AGREEMENT that is secured by a security interest in all or substantially all assets of CMI, in each case as a result of or in connection with an event of the type described in Section 18(k) or Section 18(p)) as a result of or in connection with an event of the type described in Section 18(k) or Section 18(p), (ii) a permanent conversion or exchange of debt to equity as part of a debt restructuring of HOLDCO, NEWCO or CMI as a result of or in connection with an event of the type described in Section 18(k) or Section 18(p) that constitutes or, but for the provisions of the parenthetical in the preceding clause (i), would constitute a

CHANGE OF CONTROL of HOLDCO, NEWCO or CMI or (iii) the assignment, delegation or other transfer of this Agreement or any rights, privileges, duties or obligations hereunder by CMI (which, for the sole purpose of defining a TRIGGERING EVENT, shall include a trustee for the benefit of creditors, a trustee in bankruptcy or debtor-in-possession of HOLDCO, NEWCO or CMI or, on a collective basis, lenders and creditors or a collateral agent under any MATERIAL INDEBTEDNESS or a SENIOR CREDIT AGREEMENT that in either case is secured by a security interest in all or substantially all assets of CMI) to a third party (which, for the sole purpose of defining a TRIGGERING EVENT, shall not include a trustee for the benefit of creditors, a trustee in bankruptcy or debtor-in-possession of HOLDCO, NEWCO or CMI or, on a collective basis, lenders and creditors or a collateral agent under any MATERIAL INDEBTEDNESS or a SENIOR CREDIT AGREEMENT that in either case is secured by a security interest in all or substantially all assets of CMI) as a result of or in connection with an event of the types described in Section 18(k) or Section 18(p) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS.

(hh)  EXEMPT PERSON shall mean (1) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in (1) above; (3) a trust for the benefit of the spouse of an individual described in (1) above where such spouse has only a lifetime interest in the trust and has no power to dispose of the remainder of the trust other than a power to allocate or reallocate such remainder to or for the benefit of individuals described in (1) above; and (4) a corporation, partnership or limited liability company if a majority of the voting power and a majority of the value of the equity ownership of such corporation, partnership or limited liability company is owned by or for the benefit of one or more individuals or entities described in (1), (2) or (3) above. The determination of whether a trust is for the primary benefit of an individual, the individual’s spouse or descendants and whether a corporation, partnership or limited liability company is controlled by, or a majority of the equity is owned by, one or more individuals or entities shall be made by the Secretary of SCJ in his/her reasonable discretion.

(ii)  CMI JD LICENSE shall mean a license to use only the JD HOUSEMARK and JD TRADE NAME for a period that is the lesser of (A) ten years from the CLOSING, or (B) the remainder of the initial term (as extended) provided for in Section 18(a), on the same terms and conditions as set forth in this Agreement, except (x) CMI shall be required to pay to SCJ a royalty equal to one percent of Net Sales of products sold under the JD HOUSEMARK or JD TRADE NAME by CMI and its sublicensees, provided that the maximum royalty payable for each contract year of the CMI JD LICENSE shall be $[**] (in the event any contract year is less than twelve months, the $[**] maximum shall be prorated), and (y) subject to Section 18(v), SCJ shall not have a right to terminate the CMI JD LICENSE prior to the expiration of its term.

(jj)  THIRD PARTY JD LICENSE shall mean a license to use only the JD HOUSEMARK and JD TRADE NAME for a period that expires ten years from CLOSING on the same terms and conditions set forth in this Agreement, except (x) Section 18(p) shall be deleted, and (y) SCJ shall have the right to terminate the THIRD PARTY JD LICENSE in accordance with the provisions thereof including upon the occurrence of events of the type set forth in Sections 18(b), 18(e), 18(f), 18(g), 18(i), 18(j), 18(k), 18(n), or 25(b) of the Agreement and, following such termination, there shall not be any THIRD PARTY JD LICENSE or CMI JD LICENSE.

(kk)  APPROVED CASH AND CARRY ACCOUNTS shall mean those CROSS-OVER CHANNELS OF TRADE that (i) formally and effectively restrict access to retailers and commercial, industrial and institutional end users only, (ii) clearly separate the store into two, and only two, totally segregated operating units, one dedicated to the sale of goods to retailers and the other dedicated to the sale of professional directed goods to commercial, industrial and institutional end users, and (iii) sell multi-packs of products (in packs of four or more) in the dedicated retailer store section only (collectively, “the CASH AND CARRY CRITERIA”) and that are approved by SCJ in accordance with the GUIDELINES. The APPROVED CASH AND CARRY ACCOUNTS shall be identified as such on Schedules 1(h)(ii), 1(h)(iii) and 1(h)(iv), respectively. CMI shall provide SCJ with a list of the UNILEVER CROSS-OVER CHANNELS OF TRADE in accordance with Section 1(h)(iii) and SCJ shall have up to six (6) months following the CLOSING to review such list in accordance with the GUIDELINES and notify CMI as to which of such UNILEVER CROSS-OVER CHANNELS OF TRADE qualify as APPROVED CASH AND CARRY ACCOUNTS, which RESTRICTED PRODUCTS by country may continue to be sold in such account and such account shall be recategorized under the APPROVED CASH AND CARRY ACCOUNTS subsection of Schedule 1(h)(iii). Subject to Section 8(e), authorized sales to APPROVED CASH AND CARRY ACCOUNTS pursuant to this Agreement shall only encompass sales of product intended for resale in the dedicated professional products section of the store to commercial, industrial and institutional end users.

2.  TECHNOLOGY LICENSE.

(a)  During the term of this Agreement, and subject to Section 25(b), SCJ hereby grants to CMI a personal, nonassignable, non-exclusive license to use the LICENSED TECHNOLOGY only in connection with the manufacture, distribution and sale of SCJ LICENSED PRODUCTS in the INDUSTRIAL CHANNELS OF TRADE and, subject to the limitations set forth in Section 8, in the CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii). SCJ agrees to make such LICENSED TECHNOLOGY available to CMI in whatever manner and by whatever means may be mutually convenient to the parties, subject to Section 29.

(b)  CMI acknowledges SCJ’s exclusive ownership of all right, title and interest in and to the LICENSED TECHNOLOGY, including all patents and patent applications included therein and all improvements, enhancements and modifications thereto, and agrees that it will not at any time do, permit its controlled AFFILIATES to do, cause to be done or assist others (including, but not limited to, CMI’s AFFILIATES) in doing, any act or thing contesting or in any way intending to impair the LICENSED TECHNOLOGY or SCJ’s exclusive ownership thereof.

(c)  CMI agrees to make, execute and deliver, or cause its employees and sublicensees to execute and deliver, to SCJ or its designee any and all documents which may be required for or incidental to the filing, prosecution or maintenance of any and all applications for patents included within the LICENSED TECHNOLOGY or otherwise relating to SCJ LICENSED PRODUCTS, and/or which may be required for or incidental to the maintenance or enforcement of any and all patents issuing thereon, or for any adjustment or settlement of any legal action or proceeding in which said application for patents may become involved.

(d)  Any proposed additions by CMI to those items included within the LICENSED TECHNOLOGY shall be submitted to SCJ and handled by the parties in accordance with the procedures and guidelines set forth in the TECHNOLOGY AGREEMENT.

3.  TRADEMARK LICENSE.

(a)  During the term of this Agreement, and subject to Section 25(b), SCJ hereby grants to CMI a personal, nonassignable, exclusive (except as set forth in Section 24 hereof) license in the INDUSTRIAL CHANNELS OF TRADE and, subject to the limitations set forth in Section 8, a personal, nonassignable, non-exclusive license in the CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii) to use the LICENSED BRANDS on or in connection with (i) SCJ LICENSED PRODUCTS in the LICENSED CATEGORIES, and (ii) the products approved by SCJ pursuant to Section 5(a) and listed on Schedule 5(a) hereof.

(b)  During the term of this Agreement and subject to Section 25(b), SCJ further grants to CMI the following licenses with respect to the HOUSE MARKS:

(i)  a personal, nonassignable, exclusive license in the INDUSTRIAL CHANNELS OF TRADE to use the HOUSE MARKS but only when used (A) with CMI BRANDS, (B) with LICENSED BRANDS (as licensed pursuant to Section 3(a) above but subject to Section 5(i)), (C) with COMBINATION BRANDS (as licensed pursuant to Section 3(c) below) or (D) on promotional, advertising or other incidental materials (“INCIDENTAL MATERIALS”) used by CMI in the ordinary course of its business related to products bearing CMI BRANDS, LICENSED BRANDS or COMBINATION BRANDS, and only in those countries and in connection with those classes of products and services specified on Schedule 1(j) (as updated from time to time for those additional countries and those product and service classes for which SCJ has given its written consent) for the JOHNSON or DRACKETT marks or the JD HOUSE MARK, as applicable; and

(ii)  a personal, nonassignable, exclusive license in the CROSS-OVER CHANNELS OF TRADE to use the HOUSE MARKS but only when used (A) with CMI BRANDS, (B) with LICENSED BRANDS (as licensed pursuant to Section 3(a) above but subject to Section 5(i)), or (C) with COMBINATION BRANDS (as licensed pursuant to Section 3(c) below), and only in those countries and in connection with those classes of products and services specified on Schedule 1(j) (as updated from time to time for those additional countries and those product and service classes for which SCJ has given its written consent) for the JOHNSON or DRACKETT marks or the JD HOUSE MARK, as applicable; and

(c)  SCJ further grants to CMI, subject to Section 25(b), a personal, nonassignable, exclusive (except as set forth in Section 24 hereof) license in the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii) (i) to manufacture products bearing the COMBINATION BRANDS set forth on Schedule 1(d)-1 until June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, and to sell-off the existing inventory of such products within twelve (12) months thereafter, and (ii) to use the COMBINATION BRANDS set forth on Schedule 1(d)-2 during the term of this Agreement, but only in those countries and in connection with those classes of products and services specified in Schedule 1(d)-1 or 1(d)-2, as applicable.

(d)  It is understood and agreed between the parties that the scope of the licenses granted with respect to the HOUSE MARKS pursuant to Subsections 3(b)(i) and (ii) are subject to those pre-existing third party agreements identified on Schedule 3(d), each of which have been previously provided to and reviewed by CMI.

(e)  CMI shall not have a right or license to use “JOHNSON,” “DRACKETT” or “WAX” as a house mark in any form that differs from the HOUSE MARKS. It is further understood and agreed that CMI’s license to use the HOUSE MARKS shall not include the right to use the Double Diamond symbol or any design elements similar to the Double Diamond symbol.

(f)  Subject to SCJ’s right to decide not to maintain a trademark registration for a LICENSED BRAND pursuant to Section 9 or to terminate a LICENSED BRAND pursuant to Section 18(l) or 18(m), SCJ shall maintain the registrations for the LICENSED BRANDS which are listed on Schedule 1(m) during the term of this Agreement.

(g)  Any proposed additions by CMI to those items included within the LICENSED BRANDS, LICENSED CATEGORIES, SCJ LICENSED PRODUCTS, HOUSE MARKS or TRADE NAMES shall be submitted to SCJ by written notice pursuant to Section 26 below. SCJ agrees to review the submission promptly. CMI’s proposed additions to those items included within the LICENSED BRANDS, LICENSED CATEGORIES, SCJ LICENSED PRODUCTS, HOUSE MARKS or TRADE NAMES will be subject to approval by SCJ in its sole discretion on a country-by-country basis.

4.  USE OF TRADE NAME BY CMI.

(a)  During the term of this Agreement, and subject to Section 25(b), SCJ hereby grants to CMI a personal, nonassignable, exclusive license in the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE to use the TRADE NAMES as corporate names or as division identifiers in the U.S. and in those countries listed in Schedule 4(a) only; provided, however, that CMI’s right to use JOHNSON COMMERCIAL MARKETS and S. C. JOHNSON COMMERCIAL MARKETS shall be limited to use in the

U.S. only and, when used on product labels, packaging, advertising, promotional materials or otherwise in connection with SCJ LICENSED PRODUCTS or products sold under a CMI BRAND or a COMBINATION BRAND, shall be limited to use in an inconspicuous manner, such as in a copyright notice, and CMI and its AFFILIATES shall not use “S. C. JOHNSON COMMERCIAL MARKETS, INC.” or “S. C. JOHNSON COMMERCIAL MARKETS” as the name of the issuer of any debt sold in public offering registered under the Securities Act of 1933 or in an offering exempt from such registration pursuant to Rule 144A. Notwithstanding the foregoing, CMI shall cease all use of the TRADE NAME S.C. JOHNSON COMMERCIAL MARKETS by no later than (i) (except as provided in Section 4(a)(ii) below), December 31, 2002, or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, with respect to usage on product labels for SCJ LICENSED PRODUCTS and as part of the trade names of CMI subsidiaries, and shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any products bearing such TRADE NAME, (ii) December 31, 2005, for inconspicuous use on the back label of products and product sell sheets, and (iii) December 31, 2003, for all other non-product usage. It is understood that CMI was obligated to cease, and CMI represents to SCJ that, except as permitted under Section 4(a)(ii) above, it has ceased, usage of the TRADE NAME S.C. JOHNSON COMMERCIAL MARKETS and SC JOHNSON PROFESSIONAL (including the Double Diamond symbol in such TRADE NAME) on labels for products sold under CMI BRANDS and COMBINATION BRANDS by December 31, 2001, subject to an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products bearing such TRADE NAME. Further, as provided in Section 5(i), CMI shall complete its transition from the TRADE NAME “JOHNSON WAX PROFESSIONAL” to the JD TRADE NAME by no later than eight (8) years following the CLOSING and shall thereafter cease all use of the TRADE NAME “JOHNSON WAX PROFESSIONAL.” CMI shall not have any right or license to use “JOHNSON” or “DRACKETT” in a corporate name or as a division identifier in any way or in any form that differs from the TRADE NAMES. Except as otherwise expressly provided herein, it further understood and agreed that CMI’s license to use the TRADE NAMES shall not include a right to use the Double Diamond symbol or any design elements similar to the Double Diamond symbol.

(b)  CMI agrees that it shall acquire no right, title, or interest other than as expressly granted in this Agreement in the TRADE NAMES.

(c)  In the event that any country or governmental entity shall nationalize or otherwise acquire any interest in CMI, all rights of CMI to use the TRADE NAMES in such country shall terminate. Upon such termination, the right to use the TRADE NAMES in such country shall thereupon immediately cease and revert to SCJ (subject to Section 18(u)), and the license granted in this Section 4 shall thereupon immediately terminate in such country, all without further action on the part of either CMI or SCJ.

(d)  Notwithstanding anything in this Agreement to the contrary, except as otherwise set forth in Schedule 4(d), CMI shall not have the right to use or permit others to use a TRADE NAME or HOUSE MARK to identify CMI as a participant in a joint venture or other strategic alliance or as having an ownership interest in a corporation, partnership or other entity (other than a controlled subsidiary of CMI), without the prior written consent of SCJ, which consent may be withheld by SCJ in its sole discretion. CMI shall only have the right to use a TRADE NAME or HOUSE MARK as part of a tagline or in connection with advertising materials for those entities listed on Part I of Schedule 4(d). In the event SCJ determines to grant such consent to CMI, CMI shall enter into an agreement with the applicable entity, in a form acceptable to SCJ, granting such entity the limited right to use a specified TRADE NAME or HOUSE MARK in accordance with the terms of such approved agreement solely to identify CMI’s participation or ownership interest therein. CMI acknowledges that SCJ shall not consent to CMI’s use of a TRADE NAME or HOUSE MARK to identify itself in connection with any entity that conducts business outside the INDUSTRIAL CHANNELS OF TRADE. Nothing in this Section 4(d) shall alter SCJ’s right to terminate this Agreement pursuant to Section 18(j).

5.  COVENANTS AND RESTRICTIONS REGARDING COMMERCIAL MARKS.

(a)  CMI shall make faithful, vigorous and diligent efforts to promote and enhance the goodwill of the COMMERCIAL MARKS. CMI shall not have the right to grant any other party the right to use the COMMERCIAL MARKS, except that CMI may grant sublicenses to its controlled subsidiaries (other than POLYMER and only for so long as such subsidiaries remain controlled by CMI) and, subject to written agreement with SCJ, to other companies in which CMI has an equity interest, in accordance with and subject to the terms and conditions of this Agreement. Except for those products and formulas approved in writing by SCJ and listed on Schedule 5(a), CMI shall not associate any LICENSED BRANDS or any simulations thereof with any goods other than the appropriate SCJ LICENSED PRODUCTS. The products and their corresponding formulas listed on Schedule 5(a) are deemed approved by SCJ, subject to Sections 21, 22, and 23 hereof.

(b)  Subject to Section 18(u), CMI acknowledges SCJ’s exclusive ownership of all right, title and interest in and to the COMMERCIAL MARKS, including any applications for registration and registrations thereof, and agrees that it will not at any time do, cause to be done or assist others in doing, any act or thing contesting or in any way intending to impair the COMMERCIAL MARKS or SCJ’s exclusive ownership thereof.

(c)  Subject to Section 18(u), it is agreed that CMI has not acquired and shall not acquire any rights of any character whatsoever in the COMMERCIAL MARKS for itself; that all use by CMI of COMMERCIAL MARKS shall inure to the benefit of SCJ; that, upon the request of SCJ, CMI shall at any time execute documents prepared by SCJ transferring or confirming the transfer to SCJ of all right, title, and interest in any COMMERCIAL MARK resulting from use or registration thereof by CMI; and that CMI shall neither claim or exert any rights whatsoever to COMMERCIAL MARKS or registrations therefor.

(d)  CMI shall use the COMMERCIAL MARKS in a manner consistent with this Agreement and in accordance with generally accepted proper trademark usage. CMI shall affix proper trademark notices for the COMMERCIAL MARKS on all labels, packaging, advertisements and literature for SCJ LICENSED PRODUCTS and products sold under a HOUSE MARK, TRADE NAME, or a COMBINATION BRAND. All labels, packaging, advertisements and literature bearing one or more of the LICENSED BRANDS shall contain the following legend:

[Specific Trademarks] Used Under Authority from  S. C. JOHNSON & SON, INC., Racine, Wisconsin, U.S.A.

(e)  By no later than June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, CMI shall cease all manufacture of products sold under a CMI BRAND (other than products manufactured by CMI for UNILEVER in accordance with the terms of a supply agreement between CMI and UNILEVER) which incorporate graphics, trade dress, designs or labels similar to any product sold under a LICENSED BRAND (unless CMI can demonstrate to SCJ that such graphics, trade dress, designs or labels were used on products manufactured and distributed by CMI or any CMI AFFILIATE prior to their use by SCJ or any SCJ AFFILIATE and, in that case, CMI and its AFFILIATE may continue to use such elements on such products), and CMI shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products.

(f)  CMI shall use a unique, original, distinctive letter style for the words JOHNSON WAX PROFESSIONAL and JOHNSON DIVERSEY in the HOUSE MARKS. The letter style selected shall not be similar to the unique, proprietary letter style SCJ uses for “JOHNSON” in its house mark and must be approved in writing in advance by SCJ.

(g)  CMI shall not use the letters “SC”, the Double Diamond Symbol or design elements similar to the Double Diamond Symbol in its HOUSE MARKS and if CMI chooses to adopt a design element for its HOUSE MARKS other than the design mark(s) attached hereto on Schedule 1(c), such design element must be approved in writing in advance by SCJ, and thereafter attached hereto and incorporated herein as Schedule 5(g) (“CMI HOUSE MARK”) subject to the transitional period specified in Section 5(i). The parties agree that, as between themselves, such CMI HOUSE MARK shall be owned by SCJ and shall be deemed to be one of the HOUSE MARKS.

(h)  CMI shall not incorporate any geometric shapes within the “J” of “JOHNSON”.

(i)  CMI was required to begin use of some of the SCJ approved HOUSE MARKS and/or CMI DESIGN MARK no later than July 3, 1999. In connection with CMI’s transition to the use of such HOUSE MARKS and/or CMI DESIGN MARK (except for the limited right to continue to use JOHNSON COMMERCIAL MARKETS and S. C. JOHNSON COMMERCIAL MARKETS in the U.S. as described in Section 4(a)), CMI shall cease manufacture of any SCJ LICENSED PRODUCTS that use the house marks previously licensed under the 1997 Agreement, including “SC” and/or the Double Diamond Symbol (including the use of “SC” and the Double Diamond symbol in the prior house mark “SC JOHNSON PROFESSIONAL”) by no later than December 31, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, and shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products. Except for the sell-off of such inventory, beginning as of January 1, 2003 or, if new labels are not mutually approved by June 30, 2002 despite the parties’ reasonable best efforts, six (6) months from the date such labels are approved, the only HOUSE MARK permitted to be used on or in connection with SCJ LICENSED PRODUCTS shall be “SC JOHNSON, A FAMILY COMPANY” as used in compliance with the standards set forth on Schedule 5(i); provided, however, that CMI may use its TRADE NAMES in connection with shipping containers, advertising and promotional material respecting such SCJ LICENSED PRODUCTS. CMI was required to cease, and CMI represents to SCJ that it has ceased, manufacture of any products sold under CMI BRANDS or COMBINATION BRANDS that use such house marks previously licensed under the 1997 Agreement by December 31, 2001, subject to an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products. During either such transition period, CMI shall not use the house marks previously licensed under the 1997 Agreements, including “SC” and/or the Double Diamond symbol, in any manner or in connection with any products or services that are different than the uses made by CMI of such house marks on or before April 1, 1999. Further, CMI shall complete its transition from the HOUSE MARK “JOHNSON WAX PROFESSIONAL” to the JD HOUSE MARK for products other than SCJ LICENSED PRODUCTS by no later than eight (8) years following the CLOSING and shall thereafter cease all use of the HOUSE MARK “JOHNSON WAX PROFESSIONAL.” In connection with such transition to the JD HOUSE MARK and the JD TRADE NAME, except to the extent otherwise required by law, (i) CMI agrees not to use the JOHNSON WAX PROFESSIONAL HOUSE MARK or TRADE NAME (A) on any facility acquired with the DiverseyLever business, (B) as part of a company name whose stock is acquired from UNILEVER (or its AFFILIATES) pursuant to the ASSET PURCHASE AGREEMENT or (except for the company in India, and with respect to such company name, CMI shall take commercially reasonable steps to change such name promptly after the CLOSING) that was created by CMI in order to acquire assets as part of CMI’s acquisition of the DiverseyLever business and (C) on any DIVERSEY PRODUCT (other than on such a product that will be converted (which, for the avoidance of doubt, shall include replacements and line extensions) to a line of products being sold by CMI prior to the date hereof, provided that such conversion is not part of a substantial transfer of DIVERSEY PRODUCTS to the JOHNSON WAX PROFESSIONAL HOUSE MARK or TRADE NAME) and (ii) CMI agrees that after June 30, 2004, it will not use the HOUSE MARK or TRADE NAME “JOHNSON WAX PROFESSIONAL” on any other products whose commercialization commences after June 30, 2004.

(j)  It is understood and agreed by CMI that CMI shall not have the right to use “JOHNSON” as part of a trade name, house mark, trademark or service mark in any way or in any form that does not comply with the limitations and restrictions set forth herein.

(k)  The trademark and service mark registrations, applications and common law rights with respect to the JOHNSON and DRACKETT marks in those countries and for those classes of goods and services listed in Schedule 1(j), serve as the basis for the rights licensed by SCJ to CMI for the HOUSE MARKS. SCJ shall arrange for filing in SCJ’s name and at CMI’s expense any new trademark and service mark applications requested by CMI or that SCJ otherwise determines to be necessary or desirable to protect the HOUSE MARKS. If SCJ does not file any requested applications within a mutually agreed time period, then CMI may file in SCJ’s name and at CMI’s expense any such new trade mark and service mark applications for the HOUSE MARKS or the TRADE NAMES after first submitting copies of such applications to SCJ, provided that CMI shall not file any such applications if within fifteen (15) days of submission to SCJ it receives from SCJ a written good faith objection to the filing of the same.

(l)  By no later than June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, CMI shall cease manufacture of all products using a TRADE NAME or HOUSE MARK in combination with a CMI BRAND or a COMBINATION BRAND set forth on Schedule 1(d)-2 that use labels, graphics, trade dress and designs that are copies of or based on or similar to labels, graphics, trade dress or designs used by SCJ in connection with CONSUMER PRODUCTS (unless CMI can demonstrate to SCJ that such graphics, trade dress, designs or labels were used on products manufactured and distributed by CMI or any CMI AFFILIATE prior to their use by SCJ or any SCJ AFFILIATE, and in that case CMI and its AFFILIATE may continue to use such elements on such products), and CMI shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products.

(m)  All products using a COMMERCIAL MARK or CMI BRAND (other than those that use a TRADE NAME or HOUSE MARK in combination with a CMI BRAND or use a CMI BRAND(S) alone, and are sold only in INDUSTRIAL CHANNELS OF TRADE) shall bear a consistent design element, prominently displayed on the front of each label, communicating that the product is “For Commercial & Industrial Use Only.” The design element required pursuant to this Section shall not be similar to any design element used on packaging for any SCJ product in any category and must be approved in writing in advance by SCJ. CMI was required to begin use of the foregoing design element no later than July 3, 1999. In connection with CMI’s transition to using such design element on all products required pursuant to this Section, CMI shall cease manufacture of any products that do not bear such design element by no later than June 30, 2002 (or, for SCJ LICENSED PRODUCTS only, December 31, 2002, and for DIVERSEY PRODUCTS only, the earlier of December 31, 2005 or for a specific DIVERSEY PRODUCT, the date on which such product label uses a JD HOUSE MARK) or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, and shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products; provided, however, that for those products sold to the accounts temporarily listed as APPROVED CASH AND CARRY ACCOUNTS on Part 2 of Schedule 1(h)(ii) or listed as temporary CROSS-OVER CHANNELS OF TRADE on Schedule 1(h)(ii), CMI shall have until December 31, 2002 or six months from SCJ’s notice that such accounts constitute APPROVED CASH AND CARRY ACCOUNTS or approved CROSS-OVER CHANNELS OF TRADE, whichever is later, to comply with the foregoing labeling requirements. For purposes of this sub-part (m) only, the brands on those products distributed by CMI or its AFFILIATES for UNILEVER or its AFFILIATES shall not be considered to be CMI BRANDS.

(n)  If, in connection with CMI’s phase-out of its use of the COMBINATION BRANDS set forth on Schedule 1(d)-1 as required pursuant to Section 3(c), CMI desires to obtain a registration of a substitute combination brand that incorporates a HOUSE MARK, CMI shall notify SCJ thereof and SCJ shall cooperate with CMI to obtain such registration in SCJ’s name. SCJ shall grant CMI a nonassignable, exclusive license thereof in the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE. CMI’s rights and obligations with respect to such substitute combination brands which incorporate a HOUSE MARK shall otherwise be consistent with its rights and obligations in connection with the HOUSE MARKS hereunder.

6.  OWNERSHIP OF BRANDS, TECHNOLOGY AND IMPROVEMENTS.

(a)  CMI acknowledges and agrees that all LICENSED BRANDS, LICENSED TECHNOLOGY, including any improvements thereto, HOUSE MARKS (subject to Section 18(u)), TRADE NAMES (subject to Section 18(u)) and COMBINATION BRANDS are owned or controlled exclusively by SCJ, and CMI covenants and agrees not to contest such ownership.

(b)  In the event CMI or a sublicensee develops any improvements, enhancements or modifications to any of the LICENSED TECHNOLOGY or any new or improved formulas for any SCJ LICENSED PRODUCTS (other than with respect to those formulas listed on Schedule 5(a)), it shall assign (and cause the inventing employee to assign) all rights in such improvements, enhancements, modifications and formulas to SCJ. CMI acknowledges and agrees that any improvements, enhancements or modifications it makes to any of the LICENSED TECHNOLOGY or any new or improved formulas for any SCJ LICENSED PRODUCTS (other than with respect to those formulas listed on Schedule 5(a)) shall be held in trust for the sole ownership of SCJ. Within sixty (60) days after beginning the commercialization phase for any SCJ LICENSED PRODUCT using an improvement, enhancement, modification or formula assigned from CMI, SCJ shall notify CMI thereof and such product shall be offered to CMI as an SCJ LICENSED PRODUCT under this Agreement.

(c)  In the event SCJ develops any improvements, enhancements or modifications to any of the LICENSED TECHNOLOGY or any new or improved formulas for any SCJ LICENSED PRODUCTS (other than with respect to those formulas listed on Schedule 5(a)), SCJ may choose to (but shall be under no obligation to) disclose such improvement, enhancement, modification or formula to CMI and, in such event, the parties shall follow those procedures and guidelines set forth in the TECHNOLOGY AGREEMENT to establish what rights, if any, CMI shall have in such improvements, enhancements or modifications.

(d)  Except as provided in Section 5(k), CMI shall not have the right to seek or obtain registrations of any LICENSED BRANDS, HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS or seek or obtain a patent of any LICENSED TECHNOLOGY or any improvement, enhancement or modification thereof.

(e)  Breach by CMI or any sublicensee of any provision of this Section 6 shall constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Section 18(c), 18(d), 18(e) or 18(f), as applicable. SCJ shall also have the right to cause CMI or its sublicensee to assign any application, registration or patent obtained in violation hereof to SCJ. Any such applications, registrations and patents obtained in violation of this Section 6(e) shall be held by CMI in trust for SCJ until assignment to SCJ.

(f)  CMI shall provide SCJ with all documents reasonably requested by SCJ to ensure that the rights to any such applications, registrations and patents are held entirely by SCJ.

(g)  CMI shall have the right and option to purchase the COMBINATION BRANDS set forth in Schedule 1(d)-2, at the fair market value to be mutually determined and agreed by CMI and SCJ, by giving SCJ at least ninety (90) days advance written notice at any time between the effective date of this Agreement and July 3, 2002. The parties shall, in good faith, determine and agree upon the fair market value of the COMBINATION BRANDS during the notice period. In the event that the parties are unable to agree on the fair market value of the COMBINATION BRANDS within 30 days following the foregoing notification, the parties shall appoint an independent third party auditor from one of the “Big 5” accounting firms to assess the fair market value of such COMBINATION BRANDS, whose assessment shall be final and binding upon both parties.

7.  LICENSED TRADE CHANNELS.

(a)  If a dispute between SCJ and CMI concerning any INDUSTRIAL CHANNEL OF TRADE or a CROSS-OVER CHANNEL OF TRADE cannot be resolved amicably between the parties, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 31 hereof.

(b)  CMI agrees not to solicit, take or fulfill orders for SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND outside the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE, regardless of the means used for any such sale, including but not limited to sales made over the Internet. In the event that CMI or any sublicensee sells SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND outside the INDUSTRIAL CHANNELS OF TRADE or CROSS-OVER CHANNELS OF TRADE, such event shall constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Section 18(c), 18(d), 18(e) or 18(f), as applicable.

8.  CROSS-OVER CHANNELS OF TRADE.

(a)  Except as otherwise set forth in this Section 8(a) with respect to UNILEVER CROSS-OVER CHANNELS OF TRADE, within six (6) months following the CLOSING and annually thereafter, SCJ shall review each of the CROSS-OVER CHANNELS OF TRADE and APPROVED CASH AND CARRY ACCOUNTS in accordance with the Guidelines set forth on Schedule 8(a) (the “GUIDELINES”) and CMI and SCJ shall follow the GUIDELINES in order to determine whether a particular outlet or point of sale should be included within (or be removed from) the CROSS-OVER CHANNELS OF TRADE and/or APPROVED CASH AND CARRY ACCOUNTS (including whether any outlet or point of sale should be reclassified from an APPROVED CASH AND CARRY ACCOUNT to a CROSS-OVER CHANNEL OF TRADE). Notwithstanding the foregoing, provided SCJ has followed the GUIDELINES, SCJ shall have the unilateral right to remove an outlet or point of sale from the CROSS-OVER CHANNELS OF TRADE and/or APPROVED CASH AND CARRY ACCOUNTS. Any additions or deletions to the CROSS-OVER CHANNELS OF TRADE or APPROVED CASH AND CARRY ACCOUNTS shall be notified to CMI and shall be documented by updating Schedule 1(h)(ii), 1(h)(iii) or 1(h)(iv), as applicable. CMI must exit any such deleted CROSS-OVER CHANNEL OF TRADE and/or APPROVED CASH AND CARRY ACCOUNT (unless such deleted APPROVED CASH AND CARRY ACCOUNT is reclassified as a CROSS-OVER CHANNEL OF TRADE) (x) within six (6) months of such notice from SCJ or by December 31, 2002, whichever is later (with respect to any accounts deleted in connection with SCJ’s first review thereof within six months after CLOSING) or (y) in accordance with the GUIDELINES (with respect to any accounts deleted as a result of a subsequent annual review). Notwithstanding the foregoing or anything in this Agreement to the contrary, no point of sale may be deleted from Schedule 1(h)(iii) before the fifth anniversary of the CLOSING and except as set forth in Section 8(e) concerning sales to CROSS-OVER CHANNELS OF TRADE of UNILEVER PRODUCTS that are RESTRICTED PRODUCTS as of the CLOSING, for five (5) years following the CLOSING CMI shall have the right to continue to market and sell UNILEVER PRODUCTS to all accounts to which such UNILEVER PRODUCTS were being sold by the DiverseyLever business as of the CLOSING. CMI shall have the right to continue to market and sell DIVERSEY PRODUCTS to all accounts to which such DIVERSEY PRODUCTS were being sold by the DiverseyLever business as of the CLOSING provided that CMI must cease the marketing and sale of DIVERSEY PRODUCTS in any accounts other than those in the INDUSTRIAL CHANNELS OF TRADE and those approved by SCJ in accordance with Section 1(h)(v) as DIVERSEY CROSS-OVER CHANNELS OF TRADE within six (6) months following notice from SCJ or by December 31, 2002, whichever is later. As of the date of this Agreement, all existing [**] accounts are included on Schedule 1(h)(ii) as a CROSS-OVER CHANNEL OF TRADE but within six (6) months following the CLOSING SCJ shall determine, on a country-by-country basis in accordance with the GUIDELINES, which if any of the [**] accounts should be considered an APPROVED CASH AND CARRY ACCOUNT and the [**] account in such countries shall be moved to the list of APPROVED CASH AND CARRY ACCOUNTS on Schedule 1(h)(ii). Prior to invoking the dispute resolution provisions in Section 31, the respective presidents of SCJ and CMI shall attempt to resolve any dispute that arises between SCJ and CMI in connection therewith.

(b)  It is understood and agreed that CMI shall not sell (1) any SCJ LICENSED PRODUCTS into any accounts in the CROSS-OVER CHANNELS OF TRADE to which it was not already selling any SCJ LICENSED PRODUCTS prior to the date hereof, or (2) any particular SCJ LICENSED PRODUCTS into any existing account in the CROSS-OVER CHANNELS OF TRADE to which it has not sold such particular SCJ LICENSED PRODUCTS prior to the date hereof. CMI represents to SCJ that since July 3, 1999 it has not sold (other than in APPROVED CASH AND CARRY ACCOUNTS, including those listed on Part 2 of Schedule 1(h)(ii) or any temporary CROSS-OVER CHANNELS OF TRADE listed on Schedule

1(h)(ii), (1) any SCJ LICENSED PRODUCTS into any accounts in the CROSS-OVER CHANNELS OF TRADE to which it was not already selling any previously licensed SCJ LICENSED PRODUCTS prior to July 3, 1999, or (2) any particular SCJ LICENSED PRODUCTS into any existing account in the CROSS-OVER CHANNELS OF TRADE to which it has not sold such particular SCJ LICENSED PRODUCTS prior to July 3, 1999.

(c)  CMI shall provide SCJ with a list of products it markets or sells in the CROSS-OVER CHANNELS OF TRADE, by country and account, semi-annually or more often if requested by SCJ. Notwithstanding the preceding sentence, CMI shall not be required to provide SCJ with account information regarding the UNILEVER PRODUCTS for five (5) years following the CLOSING, provided that CMI certifies in writing to SCJ that it is in compliance with the terms of this Section 8 with respect to the UNILEVER PRODUCTS as of each semi-annual reporting date. Further, CMI shall not sell CMI RESTRICTED PRODUCTS in the CROSS-OVER CHANNELS OF TRADE other than sales to APPROVED CASH AND CARRY ACCOUNTS (including those accounts listed on Part 2 of Schedule 1(h)(ii)); provided however, that for products first classified as CMI RESTRICTED PRODUCTS after June 30, 2001, CMI shall stop all sales of those products in the CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii) (other than the APPROVED CASH AND CARRY ACCOUNTS) within twenty four (24) months of written notice from SCJ (or such longer notice period if explicitly agreed to in writing by SCJ); provided, further, that CMI may continue to sell CMI RESTRICTED PRODUCTS which were being sold on the day hereof to APPROVED CASH AND CARRY ACCOUNTS (including those accounts listed on Part 2 of Schedule 1(h)(ii)) and to temporary CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii), subject to review by SCJ within six (6) months after CLOSING and, upon notice from SCJ, CMI shall cease selling such product within six (6) months of such notice or by December 31, 2002, whichever is later. CMI represents to SCJ that since June 30, 2001 it has not sold in the CROSS-OVER CHANNELS OF TRADE products that constitute CMI RESTRICTED PRODUCTS as of the date of this Agreement, other than sales to APPROVED CASH AND CARRY ACCOUNTS (including those accounts listed on Part 2 of Schedule 1(h)(ii)) and to temporary CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(ii). CMI may request an exception to the restrictions applicable to RESTRICTED PRODUCTS at a particular account for RESTRICTED PRODUCTS. Such requests for an exception (including the duration thereof) shall be reviewed on a case by case basis, for a particular RESTRICTED PRODUCT sold to a particular point of sale account listed on Schedule 1(h)(ii), 1(h)(iii) or 1(h)(iv), as applicable, in a country, by the point person designated by each party hereto for interbusiness intellectual property matters and subject to the Guidelines attached as Schedule 8(a) hereto. If any such requests are not resolved by the designated point persons, such request may be referred to the respective Presidents of SCJ and CMI who shall attempt to resolve any dispute thereto prior to invoking the dispute resolution provisions of Section 31.

(d)  Except as permitted in APPROVED CASH AND CARRY ACCOUNTS pursuant to any Sales Agency Agreement to be entered into between SCJ and CMI, CMI shall stop all sales of SCJ LICENSED PRODUCTS in the CROSS-OVER CHANNELS OF TRADE no later than January 1, 2003 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first.

(e)  CMI shall have the right to sell any DIVERSEY PRODUCTS and any UNILEVER PRODUCTS distributed by CMI that are not RESTRICTED PRODUCTS as of the CLOSING (with respect to DIVERSEY PRODUCTS) or as of the date CMI obtains the right to sell such products (with respect to UNILEVER PRODUCTS) in the CROSS-OVER CHANNELS OF TRADE for a minimum of five (5) years following the CLOSING. However, CMI shall cease the sale of any UNILEVER PRODUCTS that are RESTRICTED PRODUCTS as of the CLOSING within six (6) months following notice from SCJ pursuant to Section 1(kk) or by December 31, 2002, whichever is later; provided, however, that for five (5) years following the CLOSING CMI shall have the right to sell UNILEVER PRODUCTS that are RESTRICTED PRODUCTS as of the CLOSING (i.e., those listed on Schedule 8(e) Part II as of the date hereof) to APPROVED CASH AND CARRY ACCOUNTS authorized by SCJ (by RESTRICTED PRODUCT by country) and so identified on Schedule 1(h)(iii) provided such UNILEVER RESTRICTED PRODUCTS (x) are in sizes no smaller than the sizes sold to such APPROVED CASH AND CARRY ACCOUNTS as of the CLOSING, (y) are not in multi-packs, and (z) are sold only in the separate section of such APPROVED CASH AND CARRY ACCOUNTS that are dedicated to professional products sold to commercial, industrial and institutional end users; provided further, that if within such five (5) year period such conditions are not met and such account would no longer be an APPROVED CASH AND CARRY ACCOUNT, such RESTRICTED PRODUCTS shall be discontinued within six (6) months after notice from SCJ that such account is no longer an APPROVED CASH AND CARRY ACCOUNT. Notwithstanding the foregoing and in addition to CMI’s right to sell UNILEVER PRODUCTS that are not RESTRICTED PRODUCTS, for five (5) years following the CLOSING CMI shall have the right to sell to those [**] CROSS-OVER CHANNELS OF TRADE listed on Schedule 1(h)(iii) only those certain RESTRICTED UNILEVER PRODUCTS (as determined separately for [**] by SKU and country) that are sold as of the date hereof to [**] and that are in sizes no smaller than the sizes sold to [**] as of the CLOSING; provided, however, that if there is a separate section or aisle of the [**] store dedicated to professional products sold to commercial, industrial and institutional end users, CMI shall only have a right to sell such RESTRICTED UNILEVER PRODUCTS for resale in that section or aisle of the [**] store unless such RESTRICTED UNILEVER PRODUCTS are being sold for resale in a different section or aisle of the [**] store (as determined on a store-by-store basis) as of the date hereof, in which event CMI shall have the right to continue sales of such RESTRICTED PRODUCTS for resale in such section or aisle; provided further, that if within such five (5) year period any such product is no longer sold in the specified location CMI shall have (6) months thereafter in which to discontinue such product at such location. CMI shall cease the sale of DIVERSEY PRODUCTS that are RESTRICTED PRODUCTS as of the CLOSING within six (6) months of notification by SCJ that such DIVERSEY PRODUCTS constitute RESTRICTED PRODUCTS as of the CLOSING or by December 31, 2002, whichever is later. Further, in the event a DIVERSEY PRODUCT or a UNILEVER PRODUCT distributed by CMI becomes a RESTRICTED PRODUCT within five (5) years following the CLOSING, CMI shall cease the sale of such products in the CROSS-OVER CHANNELS OF TRADE within twenty four (24) months following written notification by SCJ thereof or five (5) years following the CLOSING, whichever is later. In the event that a DIVERSEY PRODUCT or a UNILEVER PRODUCT distributed by CMI becomes a

RESTRICTED PRODUCT more than five (5) years following the CLOSING, CMI shall cease the sale of such products in the CROSS-OVER CHANNELS OF TRADE within twenty-four (24) months following written notification by SCJ thereof. To the extent any additional UNILEVER PRODUCTS (i.e., those not listed on Schedule 8(e) as of the date of the CLOSING) constitute RESTRICTED PRODUCTS as of the time CMI obtains the right from UNILEVER to sell such products, CMI shall not sell such RESTRICTED UNILEVER PRODUCTS outside the INDUSTRIAL CHANNELS OF TRADE. Nothing in this Section 8 shall prohibit CMI or its AFFILIATES from selling RESTRICTED PRODUCTS in the INDUSTRIAL CHANNELS OF TRADE.

9.  TRADEMARK AND PATENT INFRINGEMENT.    CMI shall promptly notify SCJ in writing of, and submit specimens of any instances of, actual or probable infringement known to CMI of the COMMERCIAL MARKS and/or LICENSED TECHNOLOGY. CMI shall likewise notify SCJ of any information or notice that the SCJ LICENSED PRODUCTS infringe patent rights of others or that the COMMERCIAL MARKS infringe trademark rights of others. SCJ shall notify CMI of any lawsuit filed against SCJ by a third party alleging that the SCJ LICENSED PRODUCTS infringe patent rights of others or that the COMMERCIAL MARKS infringe trademark rights of others. SCJ shall have the right to control, and bear the cost incurred in connection with the prosecution and defense of any infringement actions relating to the SCJ LICENSED PRODUCTS, COMMERCIAL MARKS or LICENSED TECHNOLOGY. Nonetheless, CMI shall have the right to participate in (at its own cost) and consult with SCJ in connection with such actions. SCJ shall give good faith consideration to any proposals or recommendations made by CMI regarding strategy or procedure in connection with prosecution or defense of any such infringement action. Any damage award against CMI or SCJ based on CMI’s infringement of a third party’s intellectual property rights shall be the sole responsibility of CMI. If SCJ decides, at its discretion, not to defend or continue to defend an infringement action relating to the SCJ LICENSED PRODUCTS, COMMERCIAL MARKS or LICENSED TECHNOLOGY, including without limitation any decision not to continue to maintain its trademark or patent rights challenged by such suit, CMI shall have the right to do so (unless SCJ has a reasonable objection thereto) at its sole cost and expense, including the right to maintain the applicable trademark registrations or patents in the name of and on behalf of SCJ; provided, however, that nothing herein shall limit SCJ’s right to terminate any LICENSED BRAND and/or LICENSED TECHNOLOGY from the license granted herein pursuant to Section 18(l). If SCJ decides, at its discretion, not to prosecute or continue the prosecution of an infringement action against a third party, CMI shall have the right to do so (unless SCJ has a reasonable objection thereto) at its sole cost and expense; provided, however, that any recovery obtained by CMI, net of CMI’s reasonable attorneys fees and court costs, as a result of its prosecution of an action for infringement of the LICENSED BRANDS or the LICENSED TECHNOLOGY (including damages awarded or payments made in connection with settlement) shall be treated as though they are Net Sales of SCJ LICENSED PRODUCTS in calculating the royalties payable to SCJ pursuant to Section 17 hereof.

10.  CONTRACT MANUFACTURE.

(a)  CMI may have SCJ LICENSED PRODUCTS manufactured for it by another party (subject to the prior written approval of SCJ and to the terms and conditions of this Agreement). CMI shall request SCJ’s approval to use a third party contract manufacturer or packer by submitting a written request to SCJ in accordance with the provisions of Section 26 below. Notwithstanding the foregoing, the third parties listed on Schedule 10(a)-1 have been pre-approved by SCJ to act as contract manufacturers and packers for CMI for those SCJ LICENSED PRODUCTS appearing next to their names on such schedule. Any approved contract manufacturer or packer may affix, on behalf of CMI, COMMERCIAL MARKS to the pre-approved SCJ LICENSED PRODUCTS and practice LICENSED TECHNOLOGY which is owned or controlled by SCJ in the country of manufacture in connection with the manufacture of pre-approved SCJ LICENSED PRODUCTS. Such other party shall not be obligated to obtain separate patent or trademark licenses from SCJ with respect to products so manufactured on behalf of CMI. CMI shall enter into a written contract manufacturing agreement with such other party, which shall include, among other things, the provisions set forth in Schedule 10(a)-2 attached hereto. Except as set forth in Section 10(c) below, CMI shall have the right to determine which SCJ LICENSED PRODUCTS, if any, shall be manufactured for it by other parties for distribution and sale by CMI in accordance with this Agreement.

(b)  CMI shall have sole responsibility for conveying all necessary technical materials, including [**], product specifications and manufacturing processes, to any SCJ approved contract manufacturer or packer retained by CMI to manufacture an SCJ LICENSED PRODUCT. All such materials are and shall remain the property of SCJ as owner and licensor.

(c)  Notwithstanding the foregoing, in the event SCJ reasonably determines that one or more SCJ LICENSED PRODUCTS being manufactured or packaged for CMI by a contract manufacturer or packer are being diverted outside the INDUSTRIAL CHANNELS OF TRADE or CROSS-OVER CHANNELS OF TRADE in one or more countries, SCJ shall notify CMI thereof. CMI shall have sixty (60) days in which to ensure that any such diversion has ceased and to provide SCJ with satisfactory evidence thereof. If SCJ is satisfied that such diversion has ceased, the third party contract manufacturer or packer shall retain its approved status with respect to such SCJ LICENSED PRODUCT(S). If, on the other hand, SCJ is not satisfied that diversion of such SCJ LICENSED PRODUCT(S) has ceased in those countries, CMI shall be obligated to terminate that contract manufacturer’s or packer’s rights with respect to such SCJ LICENSED PRODUCT(S) and SCJ or its designee or another approved contract manufacturer, as mutually agreed, shall supply such SCJ LICENSED PRODUCT(S) for sale in such countries.

(d)  In the event an approved contract manufacturer or packer fails to meet SCJ’s quality standards, SCJ shall notify CMI and the contract manufacturer or packer of the specific deficiencies in writing. Unless the deficiencies constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Sections 18(c), 18(d), 18(e) or 18(f), as applicable, CMI and the contract manufacturer or packer shall have one hundred eighty (180) days to remedy the deficiencies and provide SCJ with a report on how such deficiencies have been remedied. If SCJ agrees that the remedial changes are adequate, the third party contract manufacturer or packer shall retain its approved status. If, on the other hand, SCJ determines that the remedial changes are inadequate, the third party contract manufacturer or packer shall lose its approved status and CMI shall no longer be able to use such third party contract manufacturer or packer to manufacture SCJ LICENSED PRODUCTS.

(e)  CMI shall ensure that all contract manufacturers or packers (other than UNILEVER) for products that use a formula provided to such contract manufacturer or packer by CMI (including SCJ LICENSED PRODUCTS) use only pre-approved ingredients, raw materials, packages and quality control standards and with respect to other products, CMI shall take commercially reasonable measures to require that such products meet specifications approved by CMI. SCJ shall provide CMI with product quality standards as contained in the [**] as they are updated from time to time. CMI acknowledges and agrees that it and each of its third party contract manufacturers and packers for SCJ LICENSED PRODUCTS must promptly comply with these standards.

(f)  All contract manufacturing agreements for SCJ LICENSED PRODUCTS shall terminate upon termination of this Agreement or termination of SCJ’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY, and CMI shall accordingly notify each contract manufacturer and packer of such termination.

(g)  The parties acknowledge that SCJ is a direct third party beneficiary of any contract between CMI and its contract manufacturers and packers for SCJ LICENSED PRODUCTS. SCJ shall have the right, independent of CMI, to require performance by any contract manufacturer or packer of all terms and conditions of the contract manufacturing agreement with respect to SCJ LICENSED PRODUCTS and to bring all causes of action that result from breach of such terms and conditions by the contract manufacturer or packer.

11.  SUBLICENSES.

(a)  CMI shall have the right to grant sublicenses of its rights under this Agreement to its controlled subsidiaries (other than POLYMER and only for so long as such subsidiaries remain controlled by CMI) and to other companies in which CMI has an equity interest which are approved by SCJ in writing as an amendment to this Agreement (such approval being granted only for so long as the shareholdings of such other companies remain the same as of the date of the approval). The following non-controlled companies (with their shareholdings as of the date hereof) are deemed approved by SCJ as of the date hereof: [NONE]

(b)  CMI shall authorize each sublicensee to sell only in its licensed territory and shall prohibit sublicensees from soliciting sales outside its licensed territory.

(c)  CMI hereby guarantees the proper performance of the terms and conditions of each such sublicense by its sublicensees.

(d)  CMI shall give SCJ prompt written notice of the execution of any sublicense agreement and, at the same time, give SCJ a copy of the complete, signed agreement. CMI shall record such sublicenses at its own expense in those countries where doing so is necessary or desirable to protect the sublicensed trademark rights; provided, that in the event CMI does not do so, SCJ retains the right to record the sublicenses at CMI’s expense.

(e)  CMI shall provide SCJ with a list of its current sublicensees (and the shareholdings of such sublicensees) on a regular basis and, in any event, at least once per calendar year during the term of this Agreement.

(f)  With respect to any sublicensee of CMI under this AGREEMENT, within six (6) months of the CLOSING (or for a sublicensee being created after the CLOSING, six (6) months after the creation of such sublicensee), (i) CMI shall enter into any sublicense agreements relating to COMMERCIAL MARKS and LICENSED TECHNOLOGY in the form attached hereto as Schedule 11(f) or (ii) submit to SCJ for approval a form of sublicense (on a country-by-country basis) that as closely as possible conforms to the attached Schedule 11(f) while being consistent with local law along with an explanation as to why such changes are required by local law. To the extent permitted by local law, each such sublicense shall be retroactively effective as of the date hereof or, for those sublicensees created after the CLOSING, as of the date of their creation. Any proposed modifications to the Schedule 11(f) form of sublicense agreement must be approved in advance by SCJ in writing. If SCJ does not review and approve or reject any amended sublicense agreement within a mutually agreed time period, then CMI may enter into such sublicense after first submitting copies of such sublicense to SCJ, provided that CMI shall not execute any such amended sublicense if within thirty (30) days of submission to SCJ it receives from SCJ a written good faith objection to such amended sublicense.

(g)  The parties acknowledge that SCJ is a direct third party beneficiary of CMI’s sublicenses. SCJ shall have the right, independent of CMI, to require performance by any sublicensee of all terms and conditions of the sublicense agreement and to bring all causes of action that result from breach of those terms and conditions by the sublicensee.

12.  MONITORING SUBLICENSEES.    CMI shall, at its sole expense, monitor and control use of the COMMERCIAL MARKS and LICENSED TECHNOLOGY and the manufacture and sale of SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME and/or COMBINATION BRAND by its sublicensees and shall provide SCJ with any reports reasonably requested relating to its sublicensees. Any use of the COMMERCIAL MARKS and LICENSED TECHNOLOGY by a sublicensee not satisfactory under the standards of this Agreement, any failure of a sublicensee to maintain the quality of the SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME and/or COMBINATION BRAND in accordance with the terms and conditions of this Agreement or any misuse or disclosure of confidential information in violation of the terms of this Agreement by a sublicensee shall constitute a material breach of this Agreement by CMI with respect to the sublicensed territory and shall be handled in accordance with the provisions of Section 18(d) or 18(f), as applicable.

13.  MANNER OF PRODUCTION.

(a)  CMI shall manufacture, or have manufactured for it pursuant to Section 10 above, all present and future SCJ LICENSED PRODUCTS in accordance with formulae, processes and procedures and other specifications and standards (such as, for example, [**]) issued or approved by SCJ. The quality of all SCJ LICENSED PRODUCTS and/or of ingredients and raw materials used in all SCJ LICENSED PRODUCTS shall be as specified and approved by SCJ. Upon SCJ’s request, from time to time, CMI shall send to SCJ for written approval a representative specimen of:

(i)  established SCJ LICENSED PRODUCTS made under a changed formula authorized in writing by SCJ before release for sale;

(ii)  new SCJ LICENSED PRODUCTS before release for sale; and

(iii)  any SCJ LICENSED PRODUCTS at such other times as SCJ may request.

(b)  All present and future products manufactured by CMI, or to be manufactured for it pursuant to Section 10, and sold under a HOUSE MARK and/or TRADE NAME in combination with a CMI BRAND or a COMBINATION BRAND, shall be of a quality that is consistent with the quality of CMI BRAND and COMBINATION BRAND products, as applicable, as of the date hereof. CMI shall send to SCJ representative specimens of any such product or products upon SCJ’s written request.

14.  MANNER OF ADVERTISING AND LABELING

(a)  SCJ has developed, and CMI has reviewed and agreed to, the graphics standards listed or referred to on Schedule 14(a) (“STANDARDS”) concerning use of the COMMERCIAL MARKS on SCJ LICENSED PRODUCTS, LICENSED PRODUCT MATERIALS, INCIDENTAL MATERIALS, and products bearing a HOUSE MARK, TRADE NAME, CMI BRAND or COMBINATION BRAND. The STANDARDS are subject to the time frames contained in this Section 14, and the STANDARDS and this Section 14 shall not apply to UNILEVER PRODUCTS. The STANDARDS include, among other things, [**]. To the extent any such descriptors are used by CMI on SCJ LICENSED PRODUCTS or LICENSED PRODUCT MATERIALS as of the date hereof, CMI shall completely discontinue manufacture of those products or materials that use such descriptors no later than June 30, 2002 (or, with respect to SCJ LICENSED PRODUCTS only, December 31, 2002) or an INITIAL PUBLIC OFFERING, whichever occurs first, and CMI shall have an additional twelve (12) month period in which to sell-off its remaining inventory of any such products or materials. CMI shall prepare all its LICENSED PRODUCT MATERIALS and products bearing a HOUSE MARK, TRADE NAME, LICENSED BRAND, CMI BRAND or COMBINATION BRAND in compliance with the STANDARDS subject to and consistent with the time frame contained in this Section 14(a).

To the extent that any of CMI’s LICENSED PRODUCT MATERIALS and products bearing a HOUSE MARK, TRADE NAME, LICENSED BRAND or COMBINATION BRAND do not, as at the date hereof, comply fully with the STANDARDS, CMI shall completely discontinue manufacture of those LICENSED PRODUCT MATERIALS and products by no later than June 30, 2002 (or, with respect to SCJ LICENSED PRODUCTS only, December 31, 2002), or an INITIAL PUBLIC OFFERING, whichever occurs first, and CMI shall have an additional twelve (12) month period in which to sell-off its remaining inventory or any such products or materials. CMI shall certify on such form as SCJ may from time to time prescribe that each item of its LICENSED PRODUCT MATERIALS and products bearing a HOUSE MARK, TRADE NAME, LICENSED BRAND, CMI BRAND or COMBINATION BRAND complies with the STANDARDS subject to and consistent with the time frame contained in this Section 14(a). SCJ shall have the right to approve all LICENSED PRODUCT MATERIALS before they are produced. SCJ shall have the right to audit the compliance records along with the LICENSED PRODUCT MATERIALS and products bearing a HOUSE MARK, TRADE NAME, LICENSED BRAND, CMI BRAND or COMBINATION BRAND and reserves the right to require that items that do not meet the requirements, or that are similar to SCJ’s house mark or labels (unless CMI can demonstrate to SCJ that such graphics, trade dress, designs or labels were used on products manufactured and distributed by CMI or any CMI AFFILIATE prior to their use by SCJ or any SCJ AFFILIATE), be changed so that they comply with the STANDARDS and with the terms of this Agreement. If new labels are not mutually approved by June 30, 2002 despite the parties’ reasonable best efforts, the January 1, 2003 deadlines in this Section 14 as they apply to SCJ LICENSED PRODUCTS only, shall be extended to a date six (6) months from the date such labels are approved.

(b)  CMI shall not make any claims or representations with respect to SCJ LICENSED PRODUCTS (other than claims and representations that are contained on such SCJ LICENSED PRODUCTS sold by SCJ or its AFFILIATES) without prior approval of SCJ. CMI shall discontinue any existing but unauthorized claims on SCJ LICENSED PRODUCTS by December 31, 2002, plus an additional twelve (12) month inventory sell-off period (except that CMI shall immediately cease using any such unauthorized product claims that violate applicable law), and further, CMI shall be fully responsible for and shall indemnify SCJ against all damages, losses, demands, and actions arising out of any such unauthorized product claims. Except as provided in the prior sentence, CMI shall not make any comparisons in its advertising materials or otherwise between CMI BRAND or COMBINATION BRAND products and SCJ LICENSED PRODUCTS or SCJ CONSUMER PRODUCTS.

(c)  Neither CMI nor any sublicensee shall have the right to repackage or reformulate SCJ LICENSED PRODUCTS (without the prior written approval of SCJ). Private labeling of an SCJ LICENSED PRODUCT, bulk sales to a customer who then repackages such product in an SCJ-approved package, and modification of any LICENSED TECHNOLOGY are each expressly prohibited hereunder, and shall constitute a material breach of this Agreement.

15.  MATERIALS, EQUIPMENT, PERSONNEL.    CMI agrees to bear the cost of all materials, labels, containers and other commodities used in the manufacture and sale of SCJ LICENSED PRODUCTS and products sold under a HOUSE MARK, TRADE NAME, CMI

BRAND or COMBINATION BRAND and shall furnish all buildings, equipment and personnel including sales force, facilities for handling and merchandising such products, and accounting and other office personnel for the proper conduct of the business. CMI’s requirements of raw materials to be used in the manufacture of SCJ LICENSED PRODUCTS shall be materials which meet specifications established by SCJ in order that the products manufactured hereunder meet the quality standards required by this Agreement. If CMI requests SCJ’s approval to use a raw material or component part which has not been previously approved by SCJ, CMI shall be responsible for all testing and analytical costs reasonably necessary to determine whether such raw material or component part meets the quality standards and specifications established by SCJ for SCJ LICENSED PRODUCTS.

16.  REPORTS, INSPECTION AND RECORDS.

(a)  SCJ shall have the right to examine at any time during regular business hours, through its employees or agents, all of CMI’s raw materials, manufacturing facilities, manufacturing procedures, SCJ LICENSED PRODUCTS, and products sold under a HOUSE MARK, TRADE NAME, CMI BRAND (other than those products that use only a CMI BRAND), or COMBINATION BRAND, in any stage of manufacture to make certain that CMI is meeting all specifications furnished or approved by SCJ for SCJ LICENSED PRODUCTS and is attaining the quality specified or approved by SCJ for SCJ LICENSED PRODUCTS, products sold under a HOUSE MARK, TRADE NAME, CMI BRAND (other than those products that use only a CMI BRAND), or COMBINATION BRAND. Inspection by SCJ of products and manufacturing facilities of CMI shall not relieve CMI of its product and warranty obligations. SCJ shall have the same rights of inspection and examination with respect to parties who manufacture such products for CMI.

(b)  CMI and its sublicensees shall keep and maintain, and SCJ shall have the right to examine at any time during regular business hours through its employees or agents, all financial reports, records and books of account of CMI and its sublicensees relating to this Agreement, as well as all other reports and records that relate to this Agreement including statistics, formulae, advertising materials and similar matters. CMI agrees that it will make such changes and improvements in its reports and records, as well as in manufacturing, advertising, labeling and sale of SCJ LICENSED PRODUCTS, as may be requested from time to time by SCJ.

(c)  SCJ also has the right to appoint an independent certified auditor to examine the books of account and other financial records relating to SCJ LICENSED PRODUCTS at any time SCJ so wishes.

(d)  CMI agrees to submit written quarterly reports as to quality of the SCJ LICENSED PRODUCTS, along with any other regular reports as SCJ may request, in such form or forms as SCJ may from time to time prescribe.

(e)  CMI shall furnish SCJ with an annual written report within ninety (90) days after the close of CMI’s fiscal year. Such annual report shall contain CMI’s annual financial statement certified by a reputable, nationally known public accountant firm used by CMI on a regular basis, and any and all information as to sales and advertising of SCJ LICENSED PRODUCTS as SCJ may reasonably request.

(f)  CMI shall furnish SCJ with a copy of its SENIOR CREDIT AGREEMENTS and any agreement relating to a MATERIAL INDEBTEDNESS within thirty (30) days following the CLOSING and thereafter throughout the term of this Agreement CMI shall furnish SCJ with copies of the quarterly (and any other) compliance package provided to the banks or other creditors under any such SENIOR CREDIT AGREEMENTS or other agreements relating to a MATERIAL INDEBTEDNESS, including but not limited to quarterly financials, a compliance certificate and the schedule to the compliance certificate detailing compliance with the key covenants under any such agreement, when and as delivered to such agents or lenders. SCJ shall limit access to such information to its Chairman, Chief Financial Officer, Vice President-Corporate Treasurer, and General Counsel (or similar positions).

17.  CONSIDERATION.

(a)  In consideration of the COMMERCIAL MARKS and LICENSED TECHNOLOGY licensed to CMI under Sections 2, 3 and 4 hereof, and the other covenants of SCJ under this Agreement, CMI, in addition to complying with all of the other terms and conditions of this Agreement, shall pay to SCJ a royalty of four percent (4%) of Net Sales of SCJ LICENSED PRODUCTS by CMI and its sublicensees, which royalty rate shall increase to a rate that is equivalent to a market model profit sharing arrangement on Net Sales of the remaining SCJ LICENSED PRODUCTS upon the elimination of certain SCJ LICENSED PRODUCTS from this Agreement in connection with the conversion to a Sales Agency Agreement pursuant to Section 18(m)(2) or, in the event SCJ LICENSED PRODUCTS are identified for conversion to a Sales Agency Agreement pursuant to Section 18(m)(2) but such conversion does not take place, on the Net Sales of all SCJ LICENSED PRODUCTS under this Agreement; provided, however, that the royalty rate for this Agreement shall be subject to increase on six (6) months prior notice in the event of an increase in the standard rate charged by SCJ to its licensed subsidiaries; provided, further, that any such increase shall be conditioned on SCJ providing CMI with an opinion letter from its outside tax counsel stating that it is necessary or advisable for SCJ to charge the standard royalty rate to CMI and its sublicensees of the LICENSED BRANDS and LICENSED TECHNOLOGY. Further, in the event CMI charges a higher royalty rate to its sublicensees, the royalty rate payable by CMI to SCJ under this Agreement shall be increased to match such higher rate. In addition, CMI shall pay to SCJ a royalty equal to one hundred percent (100%) of CMI’s profit on sales of UNILEVER RESTRICTED PRODUCTS by CMI and its subsidiaries to [**] pursuant to the provisions of Section 8(e); provided, however, that SCJ shall have the right, on an annual basis, to have CMI’s books of account and other financial records relating to the calculation of such profits audited by an outside accounting firm that is mutually acceptable to SCJ and CMI and that executes a reasonable confidentiality agreement consistent with the provisions of the Confidentiality Agreement. For the avoidance of doubt, no royalties shall be due or payable with respect to SCJ LICENSED PRODUCTS eliminated from this Agreement and converted to a Sales Agency Agreement pursuant to Section 18(m)(2).

The term “Net Sales” shall mean gross sales less sales returns, discounts, allowances and sales turnover and excise taxes, if any. For the purposes of this Agreement, gross sales, sales returns, discounts and allowances shall be as defined by SCJ’s standard accounting policies consistent with the United States generally accepted accounting principles. The full royalty shall apply notwithstanding that CMI may own some of the industrial property rights related to the SCJ LICENSED PRODUCTS. Notwithstanding the foregoing, the royalty payable by CMI to SCJ on sales of SCJ LICENSED PRODUCTS or UNILEVER RESTRICTED PRODUCTS by CMI’s sublicensees shall not exceed the amount of royalty CMI actually collects from its sublicensees on the sale on such SCJ LICENSED PRODUCTS or UNILEVER RESTRICTED PRODUCTS, less any foreign income and withholding taxes imposed on the CMI sublicensees’ payments of royalties to CMI for sale of the SCJ LICENSED PRODUCTS or UNILEVER RESTRICTED PRODUCTS; provided, however, that CMI shall make diligent efforts to collect a royalty equal to the royalty payable by CMI to SCJ under this Agreement on Net Sales of SCJ LICENSED PRODUCTS by its sublicensees.

(b)  Payments hereunder shall be made to SCJ on a monthly basis, within thirty (30) days following the last day of each said calendar month, or at such other later times and in such place and manner as SCJ may designate.

(c)  The parties recognize that SCJ, by reason of its ownership or control of the industrial property rights that collectively comprise the SCJ LICENSED PRODUCTS, will benefit from the brand recognition and customer goodwill resulting from the promotion and sale of SCJ LICENSED PRODUCTS by CMI in accordance with the terms of this Agreement. The parties agree that any accretion of product-related intangible value attributed to CMI’s activities inheres in the SCJ LICENSED PRODUCTS and belongs at all times to SCJ as owner of the SCJ LICENSED PRODUCTS. Accordingly, the parties agree that no consideration shall be payable to CMI upon termination by SCJ of this Agreement in whole or in part, in accordance with the terms of this Agreement.

18.  DURATION AND TERMINATION.

(a)  This Agreement shall commence on the effective date set forth in the first paragraph of this Agreement and continue in force for an initial term of eight (8) years from such effective date or, if the CLOSING occurs on or before June 30, 2002, then for an initial term ending eight (8) years from the date of CLOSING. If the CLOSING has occurred on or before June 30, 2002, and SCJ has not terminated this Agreement, then the initial term shall be automatically extended at the end of the first year following CLOSING (“Extension Date”) for one additional year (i.e. to an initial term ending nine (9) years from the date of CLOSING), provided that SCJ has not given CMI notice of breach or default of or under any of the terms or conditions of this Agreement on or before the Extension Date that is not cured by CMI within thirty (30) days of being notified thereof by SCJ. If the CLOSING has occurred on or before June 30, 2002, and SCJ has not terminated this Agreement, then the initial term shall be further extended at the end of the second year following CLOSING (“Second Extension Date”) for one additional year (i.e. to an initial term ending ten (10) years from the date of CLOSING), provided that SCJ has not given CMI notice of breach or default of or under any of the terms or conditions of this Agreement on or before the Second Extension Date that is not cured by CMI within thirty (30) days of being notified thereof by SCJ. Thereafter, the term of this Agreement may be renewed by CMI for additional terms of two (2) years each, subject to SCJ’s prior written consent, which may be granted or withheld in SCJ’s sole discretion.

(b)  In the event CMI, NEWCO or HOLDCO undergoes a CHANGE OF CONTROL, this Agreement and the obligations of SCJ and the rights and privileges of CMI under this Agreement shall automatically terminate as of the effective date of the CHANGE OF CONTROL; provided, however, that upon the occurrence of the foregoing as a TRIGGERING EVENT, this Agreement shall thereafter be a THIRD PARTY JD LICENSE.

(c)  If CMI is in material breach or default of or under any of the terms or conditions of this Agreement as a result of its actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS or the LICENSED TECHNOLOGY (including but not limited to failure to comply with the provisions of Section 22 with respect to an SCJ LICENSED PRODUCT), SCJ may terminate CMI’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY by giving at least thirty (30) days’ written notice to CMI describing the breach or default that is the reason for termination of such license. CMI’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY shall terminate at the end of the notice period unless CMI cures or remedies the breach or default supporting termination to SCJ’s satisfaction within the notice period; provided, however, that any dispute between SCJ and CMI concerning any such alleged breach or default shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 31. Termination of CMI’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY in the event of CMI’s uncured breach of this Agreement as a result of its actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS or the LICENSED TECHNOLOGY shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

(d)  If a CMI sublicensee is in material breach or default of or under any of the terms or conditions of its sublicense agreement or this Agreement as a result of its actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS or the LICENSED TECHNOLOGY, SCJ may terminate CMI’s and its sublicensee’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY in the sublicensed territory by giving at least thirty (30) days’ written notice to CMI describing the breach or default that is the reason for termination of such license in the sublicensed territory. CMI’s and its sublicensee’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY shall terminate with respect to such sublicensed territory at the end of the notice period unless CMI cures or remedies (or causes its sublicensee to cure or remedy) the breach or default supporting termination to SCJ’s satisfaction within the notice period; provided, however, that any dispute between SCJ and CMI concerning any such alleged breach or default by CMI’s sublicensee shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 31. Termination of CMI’s and its sublicensee’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY in the sublicensed territory in the event of uncured breach of this Agreement or the relevant sublicense agreement as a result of such sublicensee’s actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS or the LICENSED TECHNOLOGY shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

(e)  If CMI is in material breach or default of or under any of the terms or conditions of this Agreement as a result of its actions or inaction with respect to the HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS (including but not limited to failure to comply with the provisions of Section 22 with respect to products sold under a HOUSE MARK, TRADE NAME or COMBINATION BRAND), SCJ may give at least thirty (30) days’ written notice to CMI describing the breach or default and unless CMI cures or remedies such breach or default to SCJ’s satisfaction within the notice period, this Agreement shall thereafter be a CMI JD LICENSE; provided, however, that any dispute between SCJ and CMI concerning any such alleged breach or default shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 31. Conversion of this Agreement into a CMI JD LICENSE in the event of uncured breach of this Agreement by CMI as a result of its actions or inaction with respect to the HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

(f)  If a CMI sublicensee is in material breach or default of or under any of the terms or conditions of its sublicense agreement or this Agreement as a result of its actions or inaction with respect to the HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS, SCJ may give at least thirty (30) days’ written notice to CMI describing the breach or default in such sublicensed territory and unless CMI cures or remedies (or causes its sublicensee to cure or remedy) such breach or default to SCJ’s satisfaction within the notice period, this Agreement shall thereafter be a CMI JD LICENSE in such sublicensed territory; provided, however, that any dispute between SCJ and CMI concerning any such alleged breach or default by CMI’s sublicensee shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 31. Conversion of this Agreement into a CMI JD LICENSE with respect to the sublicensed territory in the event of uncured breach of this Agreement or the relevant sublicense agreement as a result of such sublicensee’s actions or inaction with respect to the HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

(g)  Upon at least thirty (30) days’ written notice by SCJ to CMI for any CONDUCT DEEMED DETRIMENTAL, this Agreement shall thereafter be a CMI JD LICENSE; provided, however, that any dispute between SCJ and CMI concerning whether or not CMI or any of its sublicensees should be deemed to have engaged in CONDUCT DEEMED DETRIMENTAL shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 31.

(h)  In the event CMI or any of its AFFILIATES promote, market, sell or distribute, directly or indirectly, including without limitation through a joint venture, co-marketing arrangement or other strategic alliance, outside the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE, any product (including but not limited to CONSUMER PRODUCTS that do not bear any of the COMMERCIAL MARKS) that competes with SCJ CONSUMER PRODUCTS, SCJ will have the right to terminate CMI’s license with respect to the LICENSED BRANDS, LICENSED TECHNOLOGY and SCJ LICENSED PRODUCTS by giving at least thirty (30) days’ written notice to CMI; provided, however, that such license shall not terminate if all such promotion, marketing, sale and distribution outside the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE of such products ceases within such thirty (30) day notice period, and provided further that for the six (6) month period following CLOSING only, this Section 18(h) shall not apply to UNILEVER PRODUCTS or to DIVERSEY PRODUCTS. Any dispute between SCJ and CMI concerning any such alleged competition shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 31.

(i)  This Agreement shall become a CMI JD LICENSE immediately on written notice to CMI in the event that UNILEVER sells or otherwise transfers any or all of its ownership interest in CMI or NEWCO to a third party (other than HOLDCO, NEWCO or one of their AFFILIATES or a UNILEVER AFFILIATE) without the prior written consent of SCJ, other than as permitted under Section 8.13 of the Stockholder’s Agreement; provided, however, that in the event that UNILEVER attempts to sell or otherwise transfer all or substantially all of its ownership interest in CMI or NEWCO to a third party without the consent of SCJ, CMI shall have a period of ninety (90) days in which to prevent such transfer, failing which, this Agreement shall thereafter be a CMI JD LICENSE.

(j)  This Agreement shall become a CMI JD LICENSE immediately in the event HOLDCO, NEWCO, CMI or any of its sublicensees enters into a joint venture, co-marketing arrangement, or other strategic alliance with an SCJ COMPETITOR, or in the event ten percent (10%) or more of the voting shares or other issued and outstanding equity interests of CMI, NEWCO, HOLDCO or any sublicensee of CMI is acquired by an SCJ COMPETITOR, or if this Agreement is directly or indirectly, including by operation of law, assigned, assumed or in any way transferred to an SCJ COMPETITOR, whether as a result of a divestiture, restructuring, bankruptcy proceeding or otherwise.

(k)  If CMI makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct CMI’s business or affairs, or if it is adjudged in any legal action to be either a voluntary or involuntary bankrupt, the obligations of SCJ and the rights and privileges of CMI under this Agreement shall be deemed to have become a CMI JD LICENSE immediately prior to such assignment, appointment of trustee or receiver, or bankruptcy without SCJ giving any notice or taking any legal action; provided, however, that upon the occurrence of a TRIGGERING EVENT, this Agreement, or the CMI JD LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY JD LICENSE. This Section shall also apply to CMI’s sublicensees under this Agreement; provided, however, that this Agreement shall convert only with respect to the sublicensed territory of any sublicensee that falls within the provisions of this Section.

(l)  SCJ shall have the right to terminate any LICENSED BRAND, LICENSED TECHNOLOGY and/or SCJ LICENSED PRODUCT from the license granted herein in the event SCJ discontinues the sale of the product(s) bearing the LICENSED BRAND, the manufacture of the product(s) utilizing the LICENSED TECHNOLOGY or the sale of the SCJ LICENSED PRODUCT(S). The termination with respect to any such LICENSED BRAND, LICENSED TECHNOLOGY and/or SCJ LICENSED PRODUCT shall be on twelve (12) months’ prior written notice to CMI, at the end of which CMI shall stop all manufacturing, marketing and sale of the SCJ LICENSED PRODUCT and/or products using the terminated LICENSED BRAND and/or LICENSED TECHNOLOGY. During the twelve (12) month notice period, CMI shall conduct its business in the ordinary manner with respect to the SCJ LICENSED PRODUCTS, LICENSED BRANDS and LICENSED TECHNOLOGY.

(m)  (1)  SCJ shall have the right to eliminate the HOUSE MARKS from the license granted to CMI herein if CMI fails to use the HOUSE MARKS for a period of one year or more and, in such event, all rights to the HOUSE MARKS (subject to Section 18(u)) shall revert to SCJ. In the event CMI fails, for a period of ninety (90) days or more, to diligently and continuously use any of the LICENSED BRANDS in the ordinary course of its business consistent with CMI’s practice prior to the date hereof, SCJ shall have the right to eliminate such LICENSED BRAND, and the LICENSED TECHNOLOGY used in connection with the SCJ LICENSED PRODUCT(S) that bear such LICENSED BRAND, from the license granted to CMI herein on thirty (30) days prior written notice to CMI. (2) At any time after NEWCO or any CMI AFFILIATE has acquired fifty percent (50%) or more of the ownership interest in NEWCO that is held by UNILEVER or any of its AFFILIATES as of the CLOSING, SCJ shall have the right to identify, on a country-by-country basis, any or all of the SCJ LICENSED PRODUCTS (and the LICENSED TECHNOLOGY and LICENSED BRANDS used in connection with such SCJ LICENSED PRODUCTS) that SCJ desires to convert to an arms length Sales Agency Agreement. Following such identification by SCJ, SCJ and CMI shall negotiate a mutually acceptable arms-length Sales Agency Agreement governing such SCJ LICENSED PRODUCTS; provided, however, that CMI shall not be required to enter into or perform under any such Sales Agency Agreement if to do so would constitute a breach or violation of any restrictions on transactions with affiliates (as defined in such agreements) binding upon CMI or any affiliate (as defined in such agreements) of CMI, including any such restrictions contained in (i) the Senior Credit Agreement, (ii) the Indentures dated May 3, 2002 between CMI and the Bank of New York, as trustee, relating to the 9.625% Senior Subordinated Notes due 2012 of CMI, (iii) the Indenture dated May 3, 2002 between NEWCO and the Bank of New York, as trustee, relating to the 10.67% Senior Discount Notes due 2013 of NEWCO, or (iv) the Stockholders’ Agreement dated May 3, 2002 among NEWCO, HOLDCO and Marga B.V. (collectively, the “CONSENT AGREEMENTS”); provided, further, that CMI shall use its reasonable best efforts to obtain any consents necessary to enable CMI to enter into and perform under the mutually acceptable arms-length Sales Agency Agreement without breach or violation of any of the CONSENT AGREEMENTS. In the event that SCJ and CMI are unable to agree on a mutually acceptable Sales Agency Agreement for such SCJ LICENSED PRODUCTS or CMI is unable to enter into or perform under such Sales Agency Agreement without violating the CONSENT AGREEMENTS, those SCJ LICENSED PRODUCTS identified by SCJ for conversion to a Sales Agency Agreement shall remain subject to this Agreement but the royalty rate payable to SCJ under this Agreement shall increase to a rate that is equivalent to a market model profit sharing arrangement on Net Sales of such SCJ LICENSED PRODUCTS.

(n)  Prior to the spin-off of a subsidiary, CMI shall change the name of such subsidiary to a name that does not include “JOHNSON.” In the event CMI fails to do so, this Agreement shall thereafter automatically be a CMI JD LICENSE.

(o)  [RESERVED]

(p)  This Agreement shall be a CMI JD LICENSE at any time in the event that one or more of the following events has occurred and is continuing: (i) CMI, NEWCO, or any subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any MATERIAL INDEBTEDNESS, when and as the same shall become due, subject to any applicable grace period and any waivers granted during the grace period by the applicable creditor; (ii) any event or condition occurs that results in any MATERIAL INDEBTEDNESS becoming due prior to its scheduled maturity; and (iii) any event or condition occurs that enables or permits (with or without the passage of time, the giving of notice or both, but subject to the applicable grace period and any waivers granted during the grace period by the applicable creditor) the agent or agents, creditor, lender or group of creditors or lenders under the SENIOR CREDIT AGREEMENT to cause the indebtedness outstanding thereunder to become due prior to its scheduled maturity; provided, however, that upon the occurrence of a TRIGGERING EVENT, this Agreement, or the CMI JD LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY JD LICENSE.

(q)  Except as otherwise set forth in Section 18 hereof, upon termination of this Agreement:

(i)  Except as otherwise permitted pursuant to Section 30 hereof, CMI shall cease all use of, and shall not thereafter adopt, use, register or otherwise claim or have rights in, any LICENSED BRANDS, HOUSE MARKS, TRADE NAMES, COMBINATION BRANDS, LICENSED TECHNOLOGY and LICENSED PRODUCT MATERIALS, including use in advertising or promotion or on letterhead, business cards, invoices, etc., and, except as provided in Section 18(u), all rights granted to CMI pursuant to this Agreement shall revert to SCJ;

(ii)  All money credits of either party which are due the other shall promptly be paid and accounted for;

(iii)  All sublicenses granted by CMI hereunder shall terminate and CMI shall notify its sublicensees of such termination immediately following receipt of notice of termination of this Agreement from SCJ;

(iv)  CMI shall immediately notify and accordingly terminate all contract manufacturing agreements and shall promptly deliver to SCJ all information, formula cards, processing instructions, correspondence and other data relating to the manufacture, processing or packaging of the SCJ LICENSED PRODUCTS, and shall not thereafter use or disclose any information or data furnished under this Agreement with respect to such SCJ LICENSED PRODUCTS;

(v)  CMI shall deliver to SCJ all customer lists for the sale of SCJ LICENSED PRODUCTS during the prior twelve (12) months;

(vi)  SCJ shall have the right to stop shipments of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND by CMI and its subsidiaries;

(vii)  CMI shall, and shall cause its subsidiaries to, promptly adopt trademarks for its products that are not similar to the LICENSED BRANDS and shall, and cause its subsidiaries to, adopt new house marks and trade names which do not use the name “JOHNSON” and are not similar to the HOUSE MARKS or TRADE NAMES (provided that the use of “DIVERSEY” alone shall not be deemed similar to any HOUSE MARK or TRADE NAME);

(viii)  CMI shall, and shall cause its subsidiaries to, take all steps necessary to change its corporate name to a name that does not include “JOHNSON”, including a vote of the shareholders, making necessary filings, publications and notices and ceasing to identify itself with references to “JOHNSON”. CMI shall cause its subsidiaries to amend their corporate charters and/or vote for the name change. CMI shall cause its subsidiaries and all subsequent subsidiaries to take the necessary post-termination actions to accomplish the change(s) of name; and

(ix)  CMI shall, and cause its subsidiaries to, cooperate in efforts to avoid consumer confusion as to source, sponsorship or association.

(r)  Upon termination only of CMI’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY, including due to this Agreement becoming a CMI JD LICENSE or THIRD PARTY JD LICENSE:

(i)  Except as otherwise permitted pursuant to Section 30 hereof, CMI shall cease all use of, and shall not thereafter adopt, use, register or otherwise claim or have rights in, any LICENSED BRANDS, LICENSED TECHNOLOGY and LICENSED PRODUCT MATERIALS, including use in advertising or promotion or on letterhead, business cards, invoices, etc., and all rights granted to CMI with respect thereto pursuant to this Agreement shall revert to SCJ;

(ii)  All money credits of either party which are due the other shall promptly be paid and accounted for;

(iii)  All sublicenses of the LICENSED BRANDS and LICENSED TECHNOLOGY granted by CMI hereunder shall terminate and CMI shall notify its sublicensees of such termination immediately following receipt of notice of termination of its license of the LICENSED BRANDS and LICENSED TECHNOLOGY from SCJ;

(iv)  CMI shall immediately notify and accordingly terminate all contract manufacturing agreements for SCJ LICENSED PRODUCTS and shall promptly deliver to SCJ all information, formula cards, processing instructions, correspondence and other data relating to the manufacture, processing or packaging of the SCJ LICENSED PRODUCTS, and shall not thereafter use or disclose any information or data furnished under this Agreement with respect to such SCJ LICENSED PRODUCTS;

(v)  CMI shall deliver to SCJ all customer lists for the sale of SCJ LICENSED PRODUCTS during the prior twelve (12) months;

(vi)  SCJ shall have the right to stop shipments of SCJ LICENSED PRODUCTS by CMI and its subsidiaries;

(vii)  CMI shall, and shall cause its subsidiaries to, promptly adopt trademarks for its products that are not similar to the LICENSED BRANDS;

(viii)  CMI shall, and cause its subsidiaries to, cooperate in efforts to avoid consumer confusion as to source, sponsorship or association.

(s)  Upon termination of CMI’s and its sublicensee’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY in a sublicensed territory or this Agreement becoming a CMI JD LICENSE or THIRD PARTY JD LICENSE in a sublicensed territory or termination of this Agreement with respect to a sublicensed territory, the provisions of Section 18(q) or Section 18(r), respectively, shall apply but only with respect to such sublicensed territory.

(t)  CMI acknowledges and agrees that, except as permitted pursuant to Section 18 hereof, any continued use of the COMMERCIAL MARKS or LICENSED TECHNOLOGY following termination of this Agreement, or continued use of the LICENSED BRANDS or LICENSED TECHNOLOGY following termination of CMI’s license thereunder, shall constitute infringement thereof and SCJ shall have the right to obtain temporary, preliminary and permanent injunctive relief against CMI’s and/or its sublicensees’ continued use thereof, in addition to all other remedies available to SCJ, and CMI shall be responsible for reimbursement to SCJ of all attorneys’ fees spent in enforcing its rights hereunder.

(u)  CMI anticipates that it will acquire ownership of the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME in connection with its acquisition of the DiverseyLever business. SCJ agrees that it will not at any time do, cause to be done or assist others in doing, any act or thing contesting or in any way intending to impair CMI’s exclusive ownership of the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME. In the event CMI acquires such ownership, CMI and SCJ shall execute a license agreement in the form attached as Schedule 18(u) pursuant to which CMI will license the DIVERSEY TRADE MARK to SCJ but only to the extent necessary to permit SCJ to register the JD TRADE MARK and to license the JD TRADE MARK and the JD TRADE NAME to CMI. Notwithstanding anything contained herein including Sections 5(b), 6(a) and 30, except to the extent required to register the JD HOUSE MARK and license the JD HOUSE MARK and the JD TRADE NAME to CMI pursuant to this Agreement, (i) SCJ shall have no rights in and shall not at any time, including after termination of all or any portion of this Agreement, own, use or license to any third party (including any SCJ AFFILIATE) the DIVERSEY TRADE NAME or the DIVERSEY TRADE MARK, and (ii) SCJ shall not use or license to any third party (including any SCJ AFFILIATE), at any time including after termination of all or any portion of this Agreement, any JD HOUSE MARK, any CMI DESIGN MARK or any JD TRADE NAME.

(v)  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, upon the occurrence of any of the events described in Sections 18(e), 18(f), 18(g), 18(i), 18(j), 18(k), 18(n), 18(p) or 25(b) prior to the occurrence of a TRIGGERING EVENT, all aspects of this Agreement and the licenses granted herein to the extent they do not relate to the JD HOUSE MARK and JD TRADE NAME shall terminate and this Agreement shall thereafter be a CMI JD LICENSE, and, further, upon the occurrence of a TRIGGERING EVENT, this Agreement, or the CMI JD LICENSE portion of this Agreement that is in place at such time, shall become a THIRD PARTY JD LICENSE. For the avoidance of doubt, no circumstance or event that takes place on or prior to the occurrence of the TRIGGERING EVENT (including the TRIGGERING EVENT itself) shall give rise to a right for SCJ to terminate the THIRD PARTY JD LICENSE which was granted as a result of the TRIGGERING EVENT. SCJ shall at all times have the right to seek specific performance (including injunctive relief) and monetary damages for CMI or its sublicensee’s failure to comply with the terms of the CMI JD LICENSE.

19.  RELATIONSHIP OF THE PARTIES.    Notwithstanding any other provision of this contract, CMI shall not bind or obligate SCJ in transactions with others and shall be liable to SCJ for any damages to SCJ or its reputation arising out of any acts of CMI or its subsidiaries (including production and sale of defective products or misrepresentations concerning SCJ LICENSED PRODUCTS), nor shall anything herein be construed as authorizing CMI or its subsidiaries to conduct its business in the name of or for the account of SCJ. In addition, neither this Agreement nor the performance of its terms shall create or be deemed to create the relationship of principal-and-agent or partners or co-adventurers between CMI and SCJ.

20.  LICENSED PRODUCT.    CMI acknowledges the distinctiveness of and proprietary interest of SCJ in the LICENSED PRODUCT MATERIALS.

21.  DISCLAIMER; INDEMNIFICATION; INSURANCE.

(a)  SCJ HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, REGARDING THIS AGREEMENT, THE COMMERCIAL MARKS, THE LICENSED TECHNOLOGY, THE SCJ LICENSED PRODUCTS AND THE LICENSE GRANTED HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND INCLUDING

ANY INFORMATION OR DATA OF EITHER PARTY USED BY THE OTHER PARTY OR ITS SUBLICENSEES IN REGISTERING A PRODUCT IN ACCORDANCE WITH SECTION 23.

(b)  Neither SCJ nor any of its subsidiaries will be responsible or liable with respect to any third party claims or lawsuits for damages to the extent attributable in any way to the manufacturing, storing, packaging, using, selling, advertising, distributing or transporting of products using the COMMERCIAL MARKS, LICENSED TECHNOLOGY or products using the formulas listed on Schedule 5(a) by CMI, its sublicensees or anyone acting on behalf of CMI or its sublicensees, including but not limited to any of their contract manufacturers or packers, and CMI shall defend, indemnify and hold harmless SCJ, its subsidiaries, officers, directors, employees and agents from any loss, damage, claim, demand, payment, lawsuit, action, recovery, judgment, cost and expense of every nature and description brought or recovered against SCJ or expended by SCJ, including without limitation, the payment of reasonable attorneys’ fees and other litigation expenses and recall expenses, to the extent attributable in any way to the manufacturing, storing, packaging, using, selling, advertising, distributing or transporting of products using the COMMERCIAL MARKS or LICENSED TECHNOLOGY or the formulas listed on Schedule 5(a) by CMI, its sublicensees or anyone acting on behalf of CMI or its sublicensees, including but not limited to any of their contract manufacturers or packers, or otherwise arising from the performance or non-performance by CMI (or its sublicensees or agents or representatives) of its obligations under this Agreement, provided, however, that the foregoing shall not apply with respect to third party product liability claims to the extent caused by SCJ’s manufacture for CMI of an SCJ LICENSED PRODUCT outside the applicable SCJ product specifications or the written product specifications provided by CMI to SCJ for products/formulations listed on Schedule 5(a)).

(c) Throughout the term of this Agreement, CMI shall hold general liability insurance in the amount of [**] per occurrence with SCJ as an additional insured.

22.  REGULATORY RECALL.

(a)  CMI shall promptly notify SCJ, and SCJ shall promptly notify CMI, if CMI or SCJ, as the case may be, reasonably determines at any time that any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND (i) is or may be misbranded or adulterated, whether pursuant to the Federal Food, Drug and Cosmetic Act, the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) or otherwise, (ii) otherwise is not or may not be in compliance with applicable federal, state, local or foreign laws or regulations, including registration and labeling requirements of the United States Environmental Protection Agency, the United States Food and Drug Administration or the United States Department of Agriculture or any similar state, local or foreign authorities, or (iii) otherwise poses a health or safety risk or could give rise to claim that the product is defective (in any such case, a “Designated Product”). In addition, each of CMI and SCJ shall promptly notify the other party in the event of any pending or threatened governmental or regulatory inquiry, investigation or action with respect to any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND.

(b)  CMI shall promptly notify SCJ of any claims, lawsuits, reports or allegations of adverse effects related to Designated Products which could give rise to a reporting obligation under federal and/or state laws, including but not limited to Section 6(a)(2) of FIFRA, Sections 15(b) and 37 of the Consumer Product Safety Act and Sections 8(c) and 8(e) of the Toxic Substances Control Act. CMI shall also give SCJ prompt notice of all product liability claims involving any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND.

(c)  CMI shall have, subject to prior consultation with SCJ (or, in the event of any Designated Product which was manufactured by SCJ, prior approval by SCJ), the right to take any action it reasonably determines to be appropriate with respect to a Designated Product, including but not limited to recalling, retrieving or withdrawing the Designated Product, making a public announcement with respect to the Designated Product or notifying any governmental or regulatory authority in connection therewith; [**].

(d)  Notwithstanding the foregoing, if CMI elects not to recall, retrieve or withdraw the Designated Product or to notify any governmental or regulatory authority, and SCJ continues to have a reasonable and good faith belief that [**]. In the event of such a [**], CMI shall promptly take appropriate steps to effect a recall, retrieval or withdrawal of such Designated Product in the manner contemplated by the [**]. The costs and expense of any recall, retrieval or withdrawal shall be paid by CMI unless the Designated Product was manufactured by SCJ in a manner that was not in accordance with applicable product specifications. Notwithstanding the foregoing, if SCJ is concurrently distributing Designated Products (or products substantially similar thereto) for its own account, it may not issue a [**] to CMI unless it is concurrently taking substantially similar remedial action with respect to its own products to the extent that similar considerations are applicable to such products.

(e)  SCJ shall cooperate in good faith with CMI in connection with any recall, retrieval or withdrawal of a Designated Product. Except as provided in the preceding paragraph, each of CMI and SCJ shall pay its own costs and expenses incurred in connection with taking any actions with respect to Designated Product pursuant to this Section 22; provided that payment of such costs and expenses by either such party shall not be deemed to prejudice or otherwise affect SCJ’s indemnification rights under Section 21 hereof.

23.  PRODUCT REGISTRATIONS.    CMI is responsible for obtaining and maintaining any federal or state product registrations required for CMI to sell or permit its sublicensees to sell products, including, without limitation, SCJ LICENSED PRODUCTS covered by U.S., state and foreign government registrations (e.g., products registered with the US Environmental Protection Agency and similar state and foreign agencies). Upon CMI’s request, SCJ agrees that CMI and its sublicensees shall be given access to and may cite SCJ’s data in order to obtain their own product registrations for SCJ LICENSED PRODUCTS without the payment of any license or other fee to SCJ. Upon SCJ’s request, CMI agrees that SCJ shall be given access to and may cite CMI’s data in order to obtain its own product registrations for modified formulations of SCJ LICENSED PRODUCTS, as such modified formulations have been approved by SCJ pursuant to the terms of this Agreement, without the payment of any license or other fee to CMI. Each of CMI and SCJ understand that certain product registrations and government regulations may limit the sale or distribution of certain products to a specific channel of trade or customer type. The parties shall meet in good faith to develop a protocol for resolving any issues relative to sales of a particular product or formula to a particular channel of trade. Any disputes in this regard which the parties are unable to resolve on their own shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 31 hereof.

24.  RESERVATION OF RIGHTS.    All rights not specifically and expressly granted by SCJ to CMI herein are reserved by SCJ. SCJ expressly reserves the right to use the LICENSED BRANDS on or in connection with SCJ LICENSED PRODUCTS in the LICENSED CATEGORIES, without limitation of trade channel, in the AUTHORIZED TERRITORY (as defined in that certain Territorial License Agreement dated July 3, 1999, by and between CMI and SCJ).

25.  CONSTRUCTION, ENFORCEMENT, ASSIGNABILITY.

(a)  The parties hereto agree that this Agreement is limited in scope to the technical assistance, know-how, patent and trademark rights, and other information and technology relating to the products licensed hereunder and, with respect thereto, that this Agreement and the TECHNOLOGY AGREEMENT contain the entire understanding between the parties, and all previous agreements between SCJ and CMI relating to the matters contained herein in the premises (including but not limited to the Prior Agreements) are hereby superseded and replaced by this Agreement. It is understood and agreed between the parties that nothing in this Agreement shall limit the rights granted to CMI under the TECHNOLOGY AGREEMENT. This Agreement shall not affect in any way the respective rights of the parties to enter into other contracts or business transactions between them with respect to property, goods, services or industrial property rights outside the scope of this Agreement.

(b)  This Agreement, and the licenses granted hereunder by SCJ, are indivisible, non-severable and strictly personal to CMI. SCJ has entered into this Agreement on the terms and conditions set forth herein based on an expectation of personal performance by CMI and in reliance on the maintenance of control of CMI, directly or indirectly, by the EXEMPT PERSONS. As a result, the parties agree that, except with respect to the right to sublicense and use contract manufacturers as expressly permitted hereunder, CMI shall not, directly or indirectly including by operation of law, assign, delegate or otherwise transfer this Agreement, in whole or in part, or any rights, privileges, duties and obligations hereunder without the prior written consent of SCJ except as a result of or in connection with an event of the type described in Section 18(k) or Section 18(p) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS. Any attempted assignment, delegation or transfer in violation of this Section shall be null and void and of no force or effect and shall give SCJ the right to terminate this Agreement immediately on written notice to CMI; provided, however, that upon the assignment, delegation or other transfer of this Agreement or any rights, duties or privileges hereunder by CMI to a third party as a result of or in connection with an event of the types described in Section 18(k) or Section 18(p) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS, this Agreement shall thereafter be a CMI JD LICENSE; provided further that upon the occurrence of the foregoing as a TRIGGERING EVENT, this Agreement, or the CMI JD LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY JD LICENSE. CMI shall not have the right to use this Agreement, the LICENSED BRANDS, the HOUSE MARKS, the TRADE NAMES, the COMBINATION BRANDS or the LICENSED TECHNOLOGY as collateral or other security other than pursuant to any senior secured credit agreement pursuant to which CMI, NEWCO or any of their AFFILIATES grants a security interest in all or substantially all of their assets. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without regard to Wisconsin’s conflict of laws provisions. The section titles used in this Agreement are for reference purposes only and are not intended to add to, or limit or in any other way, change the meaning of the language of the Agreement.

26.  NOTICES TO PARTIES.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to SCJ:

S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, WI 53403-2236
Attention: Assistant to the President
Facsimile: (414) 260-3687

Copy to:

General Counsel
S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, WI 53403-2236
Facsimile: (414) 260-4253

If to CMI:

S.C. Johnson Commercial Markets, Inc.
8310 16th Street
Sturtevant, WI 53177-0902
Attention: Vice President – Global Marketing
Facsimile: (414) 631-4149

Copy to:

General Counsel
S.C. Johnson Commercial Markets, Inc.
8310 16th Street
Sturtevant, WI 53177-0902
Facsimile: (414) 631-4249

27.  WAIVER.    The failure of SCJ at any time to enforce any of the provisions of this Agreement or to exercise any right herein provided shall not be considered a waiver of such or any other provision or in any way affect the validity of this Agreement.

28.  SEVERABILITY.    It is hereby expressly agreed by both parties that no portion of this Agreement is intended to be in violation of any antitrust or other regulatory laws of the United States or of any other country which may at any time have jurisdiction over either party hereto or the Agreement itself. Should any portion of this Agreement constitute an agreement, combination, or conspiracy prohibited by any such law or be contrary to or in violation of any such law or be contrary to or in violation in any other manner of any such law, said portion shall be void and of no effect in the relevant jurisdiction(s). This Agreement shall be valid and remain in force in all other jurisdictions, and the remainder of this Agreement shall be valid and remain in force in the affected jurisdiction(s) notwithstanding the invalidity of such offending portion. Notwithstanding the foregoing, the parties agree that the rights granted under this Agreement, including, without limitation, pursuant to Sections 2, 3, 4 and 18(u) are non-severable and indivisible, and shall vest solely in CMI.

29.  COVENANT OF SECRECY.    During the term of this Agreement and thereafter, CMI shall hold, and cause each of its officers, employees, agents, consultants, advisors, sublicensees, contract manufacturers and packers to hold, in strict confidence, all information concerning SCJ, including but not limited to LICENSED TECHNOLOGY, furnished to it by SCJ or its representatives pursuant to this Agreement or otherwise in the possession of CMI (“Confidential Information”), unless compelled to disclose such information by judicial or administrative process or, in the opinion of counsel, by other requirements of law (in which case CMI shall promptly notify SCJ so that SCJ may seek a protective or other appropriate remedy); and CMI shall not release or disclose such Confidential Information to any other person (including, but not limited to, its AFFILIATES), except its sublicensees, contract manufacturers, packers, auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 29. For purposes of this Section 29, Confidential Information does not include information that is demonstrably developed independently by CMI or lawfully obtained from a third party without breach by any such third party of any confidentiality obligation to SCJ or information which is public except as a result of wrongful disclosure by CMI. CMI agrees that any breach of this Section 29 by CMI, its AFFILIATES or any of its officers, employees, agents, consultants, advisors, sublicensees, contract manufacturers or packers shall cause irreparable injury to SCJ, that SCJ shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and, further, that CMI shall waive any requirement for the securing or posting of any bond in connection with any such remedy.

30.  REPURCHASE ON TERMINATION.

(a)  Upon termination of this Agreement in its entirety or in a sublicensed territory, SCJ at its option may purchase from CMI, and CMI agrees to sell to SCJ upon exercise of said option, any or all current inventories of raw materials and finished goods required for the performance of this Agreement or for performance of this Agreement in the sublicensed territory, as applicable, at CMI’s costs provided such inventories conform to the provisions of this Agreement, such option to be exercised by written notice within thirty (30) days after the effective date of termination. In the event SCJ chooses not to exercise such option, CMI shall have a period of ninety (90) days following the date of such termination in which to sell off its entire inventory of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK or, to the extent applicable, its inventory of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK in the sublicensed territory, unless such termination was the result of a CHANGE OF CONTROL, in which event CMI shall destroy its inventory immediately following such termination; provided, however, that the foregoing shall not apply to products bearing the JD HOUSE MARK or JD TRADE NAME which CMI has the right to sell pursuant to Section 18 if the Agreement becomes a CMI JD LICENSE or a THIRD PARTY JD LICENSE.

(b)  Upon termination of CMI’s license under the LICENSED BRANDS and LICENSED TECHNOLOGY in its entirety or in a sublicensed territory, including due to this Agreement becoming a CMI JD LICENSE or THIRD PARTY JD LICENSE, SCJ at its option may purchase from CMI, and CMI agrees to sell to SCJ upon exercise of said option, any or all current inventories of finished SCJ LICENSED PRODUCTS or, to the extent applicable, such inventories of SCJ LICENSED PRODUCTS in the sublicensed territory, at CMI’s cost provided such inventories conform to the provisions of this Agreement, such option to be exercised by written notice within thirty (30) days after the effective date of termination. In the event SCJ chooses not to exercise such option, CMI shall have a period of ninety (90) days following the date of such termination in which to sell off its entire inventory of SCJ LICENSED PRODUCTS or, to the extent applicable, its inventory of SCJ LICENSED PRODUCTS in the sublicensed territory. In the event SCJ chooses to exercise such option, SCJ shall have the right to sell off the acquired inventory of SCJ LICENSED products and to utilize the COMMERCIAL MARKS for that purpose.

31.  DISPUTE RESOLUTION.

(a)  Any controversy or claim arising out of or relating to this Agreement and any modifications thereof, as well as any breaches thereof (a “Dispute”), shall first be referred to a representative for each company that has been designated as the overall point person for inter-business intellectual property matters who will clarify and attempt to resolve the Dispute to the mutual satisfaction of the parties.

(b)  In the event the Dispute is not able to be resolved by such person, the CEO of each party shall refer the Dispute to a senior representative of each such party that has no direct operational responsibility for the matter (for example, the appropriate Regional Director for each party.) The party representatives shall negotiate in good faith in an attempt to resolve the Dispute.

(c)  In the event the party representatives are unable to settle the Dispute through negotiation, then:

(i)  with respect to any Dispute concerning breach or default under the Agreement as a result of CMI’s or its sublicensee’s actions or inaction with respect to a LICENSED BRAND or SCJ LICENSED PRODUCT or the LICENSED TECHNOLOGY, or any Dispute concerning competition by CMI in connection with products sold outside the INDUSTRIAL CHANNELS OF TRADE and the CROSS-OVER CHANNELS OF TRADE, the dispute shall be referred to the Board of Directors of SCJ who will have ultimate authority to resolve the Dispute as it sees fit, and the parties agree to be bound by the final decision of the Board of Directors of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body;

(ii)  with respect to any Dispute concerning breach or default under the Agreement as a result of CMI’s or its sublicensee’s actions or inaction with respect to the HOUSE MARKS or TRADE NAMES or any Dispute concerning whether or not CMI or any of its sublicensees engaged in CONDUCT DEEMED DETRIMENTAL, the Dispute shall be referred to the Board of Directors of SCJ who will have ultimate authority to resolve the Dispute as it sees fit, and the parties agree to be bound by the final decision of the Board of Directors of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body; and

(d)  with respect to any other Dispute arising out of or relating to this Agreement, the Dispute shall be referred to the Chairman of SCJ who will have ultimate authority to resolve the Dispute as he sees fit, and the parties agree to be bound by the final decision of the Chairman of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body.

32.  SURVIVAL.  The rights and obligations of the parties under Sections 2(b), 2(c), 4(b), 5(b), 5(c), 5(g), 6(a), 6(b), 6(d), 6(e), 6(f), 8(c), 8(e), 9, 10(g), 11(c), 11(g), 14(b), 16(b), 16(c), 16(e), 17, 18(c), 18(d), 18(e), 18(f), 18(q), 18(r), 18(s), 18(t), 18(u), 19, 20, 21, 22, 25, 26, 29, 30, 31 and 32, as well as any other provision which by its terms extends beyond the termination hereof, shall survive the termination or expiration of this Agreement.

33.  NO STRICT CONSTRUCTION.  Each of SCJ and CMI confirm that they have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against either party.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement as of the date given in the preamble of this Agreement.

S. C. JOHNSON & SON, INC.

By:	/s/ H. FISK JOHNSON
H. Fisk Johnson Chairman

S.C. JOHNSON COMMERCIAL MARKETS, INC.

By:	/s/ S. CURTIS JOHNSON
S. Curtis Johnson Chairman

State of Wisconsin	)
County of	) ss.
United States of North America	)

Personally came before me, this              day of             , 2002,             ,             , and             ,             , of S. C. JOHNSON & SON, INC., whom I know to be the persons who executed the preceding document, and whom I know to be the              and the              of said corporation, and I certify that they executed the preceding document as said executives of the corporation, in accordance with the laws of the same.

Notary Public, State of Wisconsin My commission

State of New York	)
County of New York	) ss.
United States of North America	)

Personally came before me, this 3rd day of May, 2002, S. Curtis Johnson,                         , and                 ,                             , of S. C. JOHNSON COMMERCIAL MARKETS, INC., whom I know to be the persons who executed the preceding document, and whom I know to be the Chairman and the              of said corporation, and I certify that they executed the preceding document as said executives of the corporation, in accordance with the laws of the same.

/s/ YAHAYRA REYES Notary Public, State of New York My commission	YAHAYRA REYES NOTARY PUBLIC, State of New York No: 01RE6068711 Qualified in Westchester County Commission Expires January 14, 2006